EXHIBIT 2.1
                           AGREEMENT AND PLAN OF MERGER


                                   BY AND AMONG


                       CHIQUITA BRANDS INTERNATIONAL, INC.


                                       AND


                            OWATONNA CANNING COMPANY,


                             OLIVIA CANNING COMPANY,


                               MIDWEST FOODS, INC.,


                             GOODHUE CANNING COMPANY

                                       AND

                         THE SHAREHOLDERS REPRESENTATIVES






                           DATED AS OF AUGUST 22, 1997





                         TABLE OF CONTENTS


   RECITALS  . . . . . . . . . . . . . . . . . . . . . . . . .  1

   ARTICLE 1 . . . . . . . . . . . . . . . . . . . . . . . . .  1
        DEFINITIONS  . . . . . . . . . . . . . . . . . . . . .  1
             1997 Financial Statements . . . . . . . . . . . .  1
             Accounts  . . . . . . . . . . . . . . . . . . . .  1
             Act . . . . . . . . . . . . . . . . . . . . . . .  1
             Adjustment Date . . . . . . . . . . . . . . . . .  1
             Affiliate . . . . . . . . . . . . . . . . . . . .  2
             Agreement . . . . . . . . . . . . . . . . . . . .  2
             Announcement  . . . . . . . . . . . . . . . . . .  2
             Articles of Merger  . . . . . . . . . . . . . . .  2
             Buildings . . . . . . . . . . . . . . . . . . . .  2
             Certificate . . . . . . . . . . . . . . . . . . .  2
             Certificate of Merger . . . . . . . . . . . . . .  2
             Chiquita  . . . . . . . . . . . . . . . . . . . .  2
             Chiquita Closing Certificate  . . . . . . . . . .  2
             Chiquita Common Shares  . . . . . . . . . . . . .  3
             Chiquita Counsel Opinion  . . . . . . . . . . . .  3
             Chiquita Preferred Shares . . . . . . . . . . . .  3
             Claim Notice  . . . . . . . . . . . . . . . . . .  3
             Closing . . . . . . . . . . . . . . . . . . . . .  3
             Closing Balance Sheets  . . . . . . . . . . . . .  3
             Closing Date  . . . . . . . . . . . . . . . . . .  3
             Closing Financial Statements  . . . . . . . . . .  3
             Code  . . . . . . . . . . . . . . . . . . . . . .  3
             Commission  . . . . . . . . . . . . . . . . . . .  3
             Companies . . . . . . . . . . . . . . . . . . . .  3
             Companies Closing Certificate . . . . . . . . . .  4
             Companies Counsel Opinion . . . . . . . . . . . .  4
             Companies Counsel Tax Opinion . . . . . . . . . .  4
             Confidentiality Agreement . . . . . . . . . . . .  4
             Consulting Agreement  . . . . . . . . . . . . . .  4
             Contracts . . . . . . . . . . . . . . . . . . . .  4
             Control . . . . . . . . . . . . . . . . . . . . .  4
             Disclosure Documents  . . . . . . . . . . . . . .  4
             Disclosure Schedule . . . . . . . . . . . . . . .  4
             Drop-Down . . . . . . . . . . . . . . . . . . . .  4
             Effective Time of the Merger  . . . . . . . . . .  4
             Employees . . . . . . . . . . . . . . . . . . . .  4
             Employee Benefit Plans  . . . . . . . . . . . . .  5
             Employee and Equipment Leasing Agreement  . . . .  5
             Employment Agreement  . . . . . . . . . . . . . .  5
             Environmental Law(s)  . . . . . . . . . . . . . .  5
             Environmental Losses  . . . . . . . . . . . . . .  5
             Equipment . . . . . . . . . . . . . . . . . . . .  5
             ERISA . . . . . . . . . . . . . . . . . . . . . .  5
             ERISA Affiliate . . . . . . . . . . . . . . . . .  5
             Escrow Agent  . . . . . . . . . . . . . . . . . .  6






             Escrow Agreement  . . . . . . . . . . . . . . . .  6
             Escrow Funds  . . . . . . . . . . . . . . . . . .  6
             Estimated Total Merger Consideration  . . . . . .  6
             Existing Bank Accounts  . . . . . . . . . . . . .  6
             Existing Contracts  . . . . . . . . . . . . . . .  6
             Existing Indebtedness . . . . . . . . . . . . . .  6
             Existing Insurance Policies . . . . . . . . . . .  7
             Existing Investments  . . . . . . . . . . . . . .  7
             Existing Liens  . . . . . . . . . . . . . . . . .  7
             Expenses Funds  . . . . . . . . . . . . . . . . .  7
             Farmco  . . . . . . . . . . . . . . . . . . . . .  7
             Final Pre-Closing Period Other Tax Returns  . . .  7
             GAAP  . . . . . . . . . . . . . . . . . . . . . .  7
             Goodhue . . . . . . . . . . . . . . . . . . . . .  7
             Hazardous Substance(s)  . . . . . . . . . . . . .  7
             Historical Financial Statements . . . . . . . . .  7
             IRS . . . . . . . . . . . . . . . . . . . . . . .  8
             Indebtedness  . . . . . . . . . . . . . . . . . .  8
             Initial Merger Consideration  . . . . . . . . . .  8
             Initial Payment Funds . . . . . . . . . . . . . .  8
             Intangible Assets . . . . . . . . . . . . . . . .  8
             Inventory . . . . . . . . . . . . . . . . . . . .  8
             Investment  . . . . . . . . . . . . . . . . . . .  8
             Investment Representative Agreement . . . . . . .  8
             Knowledge of the Companies  . . . . . . . . . . .  9
             Law . . . . . . . . . . . . . . . . . . . . . . .  9
             Letter of Intent  . . . . . . . . . . . . . . . .  9
             Letter of Transmittal . . . . . . . . . . . . . .  9
             Lien  . . . . . . . . . . . . . . . . . . . . . .  9
             Majority Authorization  . . . . . . . . . . . . .  9
             Material Adverse Change . . . . . . . . . . . . .  9
             Material Adverse Effect . . . . . . . . . . . . .  9
             Merger  . . . . . . . . . . . . . . . . . . . . .  9
             Midwest . . . . . . . . . . . . . . . . . . . . .  9
             Migrant Workers . . . . . . . . . . . . . . . . .  9
             Net Book Value  . . . . . . . . . . . . . . . . . 10
             New Owatonna  . . . . . . . . . . . . . . . . . . 10
             Olivia  . . . . . . . . . . . . . . . . . . . . . 10
             OCC . . . . . . . . . . . . . . . . . . . . . . . 10
             Partnership . . . . . . . . . . . . . . . . . . . 10
             Person  . . . . . . . . . . . . . . . . . . . . . 10
             Post-Closing Partial Period . . . . . . . . . . . 11
             Pre-Closing Partial Period  . . . . . . . . . . . 11
             Principal Shareholder Agreements  . . . . . . . . 11
             Private Placement Memorandum  . . . . . . . . . . 11
             Real Estate . . . . . . . . . . . . . . . . . . . 11
             Real Estate Agreements  . . . . . . . . . . . . . 11
             Registration Rights Agreement . . . . . . . . . . 11
             Related Documents . . . . . . . . . . . . . . . . 11
             Release . . . . . . . . . . . . . . . . . . . . . 11
             Shareholder Agreements  . . . . . . . . . . . . . 11
             Shareholders  . . . . . . . . . . . . . . . . . . 11






             Shareholders Certifications . . . . . . . . . . . 12
             Shareholders Representatives  . . . . . . . . . . 12
             Shareholder's Share . . . . . . . . . . . . . . . 12
             Stock . . . . . . . . . . . . . . . . . . . . . . 12
             Subsidiary  . . . . . . . . . . . . . . . . . . . 12
             Supply Agreement  . . . . . . . . . . . . . . . . 12
             Survey  . . . . . . . . . . . . . . . . . . . . . 12
             Surviving Corporation . . . . . . . . . . . . . . 13
             Tax . . . . . . . . . . . . . . . . . . . . . . . 13
             Tax Claims  . . . . . . . . . . . . . . . . . . . 13
             Tax Settlement Amount . . . . . . . . . . . . . . 13
             Temporary Access Agreement  . . . . . . . . . . . 13
             Title Commitment  . . . . . . . . . . . . . . . . 13
             Title Company . . . . . . . . . . . . . . . . . . 13
             Title Policy  . . . . . . . . . . . . . . . . . . 13
             Total Merger Consideration  . . . . . . . . . . . 13
             Transferred Property  . . . . . . . . . . . . . . 14
             Value . . . . . . . . . . . . . . . . . . . . . . 14

   ARTICLE 2 . . . . . . . . . . . . . . . . . . . . . . . . . 14
        THE MERGER . . . . . . . . . . . . . . . . . . . . . . 14
             2.1  Actions to be Taken  . . . . . . . . . . . . 14
             2.2  Conversion or Cancellation of Stock  . . . . 16
             2.3  Delivery of Initial Merger Consideration . . 17
             2.4  Post-Closing Adjustment  . . . . . . . . . . 19
             2.5  Reorganization . . . . . . . . . . . . . . . 21

   ARTICLE 3 . . . . . . . . . . . . . . . . . . . . . . . . . 21
        OTHER AGREEMENTS . . . . . . . . . . . . . . . . . . . 21
             3.1  Shareholders Representatives . . . . . . . . 21
             3.2  Disclosure Schedule  . . . . . . . . . . . . 24
             3.3  Escrow Agreement . . . . . . . . . . . . . . 24
             3.4  Registration Rights Agreement  . . . . . . . 24
             3.5  Consulting Agreement . . . . . . . . . . . . 24
             3.6  Drop-Down  . . . . . . . . . . . . . . . . . 24

   ARTICLE 4 . . . . . . . . . . . . . . . . . . . . . . . . . 25
        REPRESENTATIONS ANDWARRANTIES OF THE COMPANIES . . . . 25
             4.1  Organization . . . . . . . . . . . . . . . . 25
             4.2  Businesses . . . . . . . . . . . . . . . . . 25
             4.3  Capitalization . . . . . . . . . . . . . . . 25
             4.4  Authorization; Enforceability  . . . . . . . 26
             4.5  No Violation or Conflict . . . . . . . . . . 27
             4.6  Title to Assets  . . . . . . . . . . . . . . 27
             4.7  Litigation . . . . . . . . . . . . . . . . . 27
             4.8  Financial Statements . . . . . . . . . . . . 28
             4.9  Absence of Certain Changes . . . . . . . . . 28
             4.10 Buildings and Equipment  . . . . . . . . . . 29
             4.11 Existing Contracts . . . . . . . . . . . . . 29
             4.12 Performance of Contracts . . . . . . . . . . 30
             4.13 Contingent and Undisclosed Liabilities . . . 31
             4.14 Existing Insurance Policies  . . . . . . . . 31






             4.15 Employee Benefit Plans.  . . . . . . . . . . 32
             4.16 Existing Bank Accounts . . . . . . . . . . . 35
             4.17 Permits; Compliance with Law . . . . . . . . 35
             4.18 Environmental Matters  . . . . . . . . . . . 35
             4.19 Brokers  . . . . . . . . . . . . . . . . . . 36
             4.20 Tax and Other Returns and Reports  . . . . . 37
             4.21 Real Estate  . . . . . . . . . . . . . . . . 39
             4.22 Other Approvals  . . . . . . . . . . . . . . 40
             4.23 Investments  . . . . . . . . . . . . . . . . 40
             4.24 Labor Matters  . . . . . . . . . . . . . . . 40
             4.25 Articles; Bylaws . . . . . . . . . . . . . . 41
             4.26 Indebtedness . . . . . . . . . . . . . . . . 41
             4.27 Subsidiaries . . . . . . . . . . . . . . . . 41
             4.28 Accounts . . . . . . . . . . . . . . . . . . 41
             4.29 Inventory  . . . . . . . . . . . . . . . . . 41
             4.30 Unemployment Compensation  . . . . . . . . . 41
             4.31 Intangible Assets  . . . . . . . . . . . . . 41
             4.32 Customers  . . . . . . . . . . . . . . . . . 42
             4.33 Disclosure . . . . . . . . . . . . . . . . . 42
             4.34 Ancillary Agreements . . . . . . . . . . . . 42

   ARTICLE 5 . . . . . . . . . . . . . . . . . . . . . . . . . 43
        REPRESENTATIONS AND WARRANTIES OF CHIQUITA . . . . . . 43
             5.1  Organization . . . . . . . . . . . . . . . . 43
             5.2  Authorization; Enforceability  . . . . . . . 43
             5.3  No Violation or Conflict . . . . . . . . . . 43
             5.4  Brokers. . . . . . . . . . . . . . . . . . . 43
             5.5  Litigation . . . . . . . . . . . . . . . . . 43
             5.6  Governmental Approvals . . . . . . . . . . . 44
             5.7  Capitalization . . . . . . . . . . . . . . . 44
             5.8  Securities Filings . . . . . . . . . . . . . 44
             5.9  Disclosure . . . . . . . . . . . . . . . . . 45
             5.10 Investment Intent  . . . . . . . . . . . . . 45

   ARTICLE 6 . . . . . . . . . . . . . . . . . . . . . . . . . 45
        CERTAIN MATTERS PENDING THE CLOSING  . . . . . . . . . 45
             6.1  Full Access. . . . . . . . . . . . . . . . . 45
             6.2  Carry on in Regular Course . . . . . . . . . 46
             6.3  Use of Assets  . . . . . . . . . . . . . . . 46
             6.4  Preservation of Relationships  . . . . . . . 46
             6.5  No Default . . . . . . . . . . . . . . . . . 46
             6.6  Publicity  . . . . . . . . . . . . . . . . . 46
             6.7  Existing Insurance Policies  . . . . . . . . 47
             6.8  Employment Matters . . . . . . . . . . . . . 47
             6.9  Contracts and Commitments  . . . . . . . . . 47
             6.10 Indebtedness; Investments  . . . . . . . . . 47
             6.11 Certain Transactions . . . . . . . . . . . . 47
             6.12 Duties Concerning Covenants and Representations 47
             6.13 Amendments . . . . . . . . . . . . . . . . . 48
             6.14 Dividends; Redemptions; Issuance of Stock  . 48
             6.15 Reporting to Chiquita  . . . . . . . . . . . 48
             6.16 Blue Sky Approvals . . . . . . . . . . . . . 49






             6.17 Shareholders Meetings  . . . . . . . . . . . 49
             6.18 Notice of Dissenting Shareholders  . . . . . 50
             6.19 No Encouragement of Dissent  . . . . . . . . 50

   ARTICLE 7 . . . . . . . . . . . . . . . . . . . . . . . . . 50
        CONDITIONS PRECEDENT TO THE OBLIGATIONS OFCHIQUITA . . 50
             7.1  Compliance with Agreement  . . . . . . . . . 50
             7.2  Proceedings and Instruments Satisfactory;
                  Shareholders Approval  . . . . . . . . . . . 50
             7.3  No Litigation  . . . . . . . . . . . . . . . 51
             7.4  Representations and Warranties of the Companies 51
             7.5  Material Adverse Change  . . . . . . . . . . 51
             7.6  Deliveries Prior to or At Closing  . . . . . 51
             7.7  Real Estate  . . . . . . . . . . . . . . . . 52
             7.8  Escrow Agreement . . . . . . . . . . . . . . 53
             7.9  Affiliates . . . . . . . . . . . . . . . . . 53
             7.10 Registration Rights Agreement  . . . . . . . 53
             7.11 Listing; Blue Sky  . . . . . . . . . . . . . 53
             7.12 Amendment of Certificate of Incorporation  . 53
             7.13 Ancillary Agreements . . . . . . . . . . . . 54
             7.14 No Shareholder Dissents  . . . . . . . . . . 54
             7.15 Receipt of Shareholder Agreements, Shareholders
                  Certifications, Investment Representative
                  Agreements . . . . . . . . . . . . . . . . . 54
             7.16 Nonoccurrence of Certain Conditions  . . . . 54
             7.17 Consents . . . . . . . . . . . . . . . . . . 55
             7.18 Surveys  . . . . . . . . . . . . . . . . . . 55
             7.19 Leases, etc. . . . . . . . . . . . . . . . . 55
             7.20 Transfer of Certain Properties . . . . . . . 55
             7.21 Real Estate Agreements . . . . . . . . . . . 55
             7.22 Lease Agreement  . . . . . . . . . . . . . . 56
             7.23 Fees of Dorsey & Whitney LLP . . . . . . . . 56

   ARTICLE 8 . . . . . . . . . . . . . . . . . . . . . . . . . 56
        CONDITIONS PRECEDENT TO THEOBLIGATIONS OF THE COMPANIES  56
             8.1  Compliance with Agreement  . . . . . . . . . 56
             8.2  Proceedings and Instruments Satisfactory;
                  Shareholders Approval  . . . . . . . . . . . 56
             8.3  No Litigation  . . . . . . . . . . . . . . . 56
             8.4  Representations and Warranties . . . . . . . 57
             8.5  Deliveries at Closing  . . . . . . . . . . . 57
             8.6  Escrow Agreement . . . . . . . . . . . . . . 57
             8.7  Registration Rights Agreement  . . . . . . . 57
             8.8  Chiquita Common and Preferred Shares . . . . 57
             8.9  Listing; Blue Sky  . . . . . . . . . . . . . 58
             8.10 Amendment of Certificate of Incorporation  . 58
             8.11 Companies Counsel Tax Opinion  . . . . . . . 59
             8.12 Shareholder Dissents . . . . . . . . . . . . 59
             8.13 Real Estate Agreements . . . . . . . . . . . 59
             8.14 Consulting Agreement . . . . . . . . . . . . 59
             8.15 Business Name  . . . . . . . . . . . . . . . 59
             8.16 Receipt of Shareholder Agreements  . . . . . 59






   ARTICLE 9 . . . . . . . . . . . . . . . . . . . . . . . . . 59
        INDEMNITIES  . . . . . . . . . . . . . . . . . . . . . 59
             9.1  Rights Against Escrow  . . . . . . . . . . . 59
             9.2  Indemnity by Chiquita  . . . . . . . . . . . 60
             9.3  Provisions Regarding Indemnity . . . . . . . 61

   ARTICLE 10  . . . . . . . . . . . . . . . . . . . . . . . . 65
        OBLIGATIONS OF CHIQUITA AFTER THE CLOSING DATE . . . . 65
             10.1 Current Public Information . . . . . . . . . 65
             10.2 Removal of Legend. . . . . . . . . . . . . . 65
             10.3 Access to Books and Records  . . . . . . . . 65
             10.4 Employee Benefits  . . . . . . . . . . . . . 65
             10.5 Further Issuances of Chiquita Preferred Shares 66

   ARTICLE 11  . . . . . . . . . . . . . . . . . . . . . . . . 66
        INTERCOMPANY ARRANGEMENTS  . . . . . . . . . . . . . . 66

   ARTICLE 12  . . . . . . . . . . . . . . . . . . . . . . . . 66
        TAX MATTERS  . . . . . . . . . . . . . . . . . . . . . 66
             12.1 Chiquita's Right to Reimbursement  . . . . . 66
             12.2 Chiquita Indemnity . . . . . . . . . . . . . 67
             12.3 Allocation Between Partial Periods . . . . . 67
             12.4 Filing of Tax Returns  . . . . . . . . . . . 68
             12.5 Post-Closing Audits  . . . . . . . . . . . . 70
             12.6 Closing Date Tax Balance Sheets  . . . . . . 71
             12.7 Cooperation  . . . . . . . . . . . . . . . . 71
             12.8 Refunds  . . . . . . . . . . . . . . . . . . 72

   ARTICLE 13  . . . . . . . . . . . . . . . . . . . . . . . . 72
        TERMINATION; MISCELLANEOUS . . . . . . . . . . . . . . 72
             13.1 Termination; Termination Fee . . . . . . . . 72
             13.2 Rights on Termination; Waiver  . . . . . . . 73
             13.3 Entire Agreement; Amendment  . . . . . . . . 74
             13.4 Expenses . . . . . . . . . . . . . . . . . . 74
             13.5 Indemnification  . . . . . . . . . . . . . . 75
             13.6 Governing Law  . . . . . . . . . . . . . . . 75
             13.7 Assignment . . . . . . . . . . . . . . . . . 75
             13.7 Notices  . . . . . . . . . . . . . . . . . . 75
             13.8 Counterparts; Headings . . . . . . . . . . . 76
             13.9 Interpretation . . . . . . . . . . . . . . . 77
             13.10 Severability  . . . . . . . . . . . . . . . 77
             13.11 Specific Performance  . . . . . . . . . . . 77
             13.12 No Reliance . . . . . . . . . . . . . . . . 77
             13.13  Further Assurances . . . . . . . . . . . . 78














   EXHIBITS:

   A.  Form of Chiquita Closing Certificate
   B.  Form of Chiquita Counsel Opinion
   C.  Terms and Conditions of Chiquita Preferred Stock
   D.  Form of Companies Closing Certificates
   E.  Forms of Companies Counsel Opinion and Companies Tax
          Counsel Opinion
   F.  Form of Escrow Agreement
   G.  Form of Letter of Transmittal
   H.  Form of Registration Rights Agreement
   I.  Form of Shareholder Agreement
   J.  Form of Shareholders Certification
   K.  Form of affidavit of Chadwick S. Lange and Dean
   Christiansen   to be furnished pursuant to Section 7.6(h)



   SCHEDULES:

   1.  Persons To Whom "Knowledge of the Companies" Attributable
   2.  Title Commitments
   3.  List of Company Shareholders
   4.  Accounting Policies and Procedures
   5.  Properties to be Transferred to Farmco

































                    AGREEMENT AND PLAN OF MERGER

             THIS AGREEMENT AND PLAN OF MERGER ("Agreement") is made as of this 22nd day of August, 1997 by and among (i) CHIQUITA BRANDS INTERNATIONAL, INC., (ii) OWATONNA CANNING COMPANY, OLIVIA CANNING COMPANY, MIDWEST FOODS, INC. and GOODHUE CANNING COMPANY, and (iii) CHADWICK S. LANGE, KAREN
   E. LANGE, RICHARD JACKSON and ANN JACKSON, as Shareholders Representatives. Certain capitalized terms used in this Agreement are defined in Article 1 of this Agreement.

                              RECITALS

             WHEREAS, the Companies are engaged in the businesses of processing and canning food products distributed from their plants in Minnesota and Illinois; and

             WHEREAS, the Companies and Chiquita desire to effect a merger transaction by which each Company shall be merged into Chiquita and all of the outstanding capital stock of each Company will be converted into shares of capital stock of Chiquita as the surviving corporation in such merger.

             NOW THEREFORE, in consideration of the Recitals and of the mutual covenants, conditions and agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, it is hereby agreed that:

                             ARTICLE 1

                            DEFINITIONS

             When used in this Agreement, except as the context otherwise indicates, the following terms shall have the meanings specified:

             "1997 Financial Statements" means the audited
   Balance Sheet and Statement of Income and Retained Earnings of each of the Companies (other than Midwest) at and for the fiscal year ended on February 28, 1997 and of Midwest at and for the fiscal year ended August 31, 1996.

             "Accounts" shall mean all accounts receivable owned by any of the Companies or the Partnership on the relevant date of reference.

             "Act" shall mean the Securities Act of 1933, as the same may be in effect from time to time.

             "Adjustment Date" shall have the meaning specified in Section 2.3 of this Agreement.






             "Affiliate" shall mean any Person:

                  (a) who is an officer or director, or both, of any of the Companies;

                  (b)  who beneficially owns, or Controls a
   Person who beneficially owns, any of the issued and outstanding shares of capital stock of any of the Companies;

                  (c)  in which one or more Affiliates, or
   Persons controlled by one or more Affiliates, own fifty percent (50%) or more of the issued and outstanding shares of capital stock or equity interest;

                  (d) which directly or indirectly Controls or is Controlled by or is under common Control with, any of the Companies; or

                  (e)  who is a Shareholder or a member of the
   immediate family of a Shareholder.

             "Agreement" shall mean this Agreement and Plan of Merger, together with the Exhibits and Schedules attached hereto and the Disclosure Schedule.

             "Announcement" shall mean any public notice, release, statement or other communication to employees, suppliers, distributors, customers, the general public, the press or any securities exchange or securities quotation system relating to the transactions described in this Agreement.

             "Articles of Merger" shall have the meaning specified in Section 2.1(e) of this Agreement.

             "Buildings" shall mean all buildings, fixtures, structures and improvements leased or owned by any of the Companies or the Partnership and located on the Real Estate.

             "Certificate" shall mean a certificate which immediately prior to the Effective Time of the Merger represented shares of Stock of a Company.

             "Certificate of Merger" shall have the meaning specified in Section 2.1(e) of this Agreement.

             "Chiquita" shall mean Chiquita Brands International,
   Inc., a New Jersey corporation.

             "Chiquita Closing Certificate" shall mean a Closing
   Certificate of Chiquita in the form of Exhibit A attached to this Agreement.






             "Chiquita Common Shares" shall mean the shares of Capital Stock of Chiquita, par value $.33 per share, to be issued pursuant to this Agreement.

             "Chiquita Counsel Opinion" shall mean an opinion of Robert W. Olson, Esq. in the form of Exhibit B attached to this Agreement.

             "Chiquita Preferred Shares" shall mean the shares of $2.50 Convertible Preference Stock, Series C, to be issued pursuant to this Agreement, the terms and conditions of which are set forth in Exhibit C attached to this Agreement.

             "Claim Notice" shall have the meaning specified in
   Section 9.3(b) of this Agreement.

             "Closing" shall mean the consummation of the transactions contemplated by this Agreement, to be held at 10:00 A.M., Central Time, on the Closing Date at the offices of Dorsey & Whitney LLP, 220 South Sixth Street, Minneapolis, Minnesota 55402, or such other time and place as the parties may mutually agree to in writing.

             "Closing Balance Sheets" means the audited balance sheets of the Companies as at June 30, 1997 included in the Closing Financial Statements.

             "Closing Date" shall mean: (a) September 23, 1997, or (b) such other date as the parties may mutually agree to in writing.

             "Closing Financial Statements" shall mean the audited Balance Sheet of each of the Companies as at June 30, 1997 and the audited Statement of Income and Retained Earnings of each of the Companies for the period from March 1, 1997 (or August 31, 1996 in the case of Midwest) up to June 30, 1997, in each case as audited by the firm of Hutton Nelson & McDonald LLP and in each case including all adjustments recommended by Hutton Nelson & McDonald LLP, including those that might otherwise have been passed on grounds of immateriality.

             "Code" shall mean the Internal Revenue Code of 1986, as amended.

             "Commission" shall mean the Securities and Exchange
   Commission.

             "Companies" shall mean OCC, Olivia, Midwest and
   Goodhue; provided, however, that following the Merger, the Companies shall mean Chiquita and that following the Drop-
   Down, "Companies" shall mean New Owatonna.






             "Companies Closing Certificate" shall mean the Closing Certificates of the Companies in the form of Exhibit D attached to this Agreement.

             "Companies Counsel Opinion" and "Companies Counsel
   Tax Opinion" shall mean the opinions of Dorsey & Whitney LLP in the forms of Exhibits E-1 and E-2 attached to this Agreement.

             "Confidentiality Agreement" shall mean the agreement between Chiquita and OCC dated as of September 3, 1996.

             "Consulting Agreement" shall mean the Consulting
   Agreement between OCC and Stephens J. Lange.

             "Contracts" shall mean all of the contracts, agreements, leases, relationships and commitments, written or oral, to which any of the Companies or the Partnership is a party or by which any of the Companies or the Partnership or any of their assets are bound and which are required to be set forth in the Disclosure Schedule by Section 4.11 or 4.21 of this Agreement.

             "Control" (including the terms "Controlling," "Controlled by" and "under common Control with"), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or by contract or otherwise.

             "Disclosure Documents" shall have the meaning specified in Section 6.17 of this Agreement.

             "Disclosure Schedule" shall mean the Disclosure
   Schedule, dated the date of this Agreement, delivered by the Companies to Chiquita contemporaneously with the execution and delivery of this Agreement.

             "Drop-Down" shall mean the transaction, immediately following the Merger, by which Chiquita transfers all of the assets of the Companies as of the Effective Time of the Merger to New Owatonna and New Owatonna assumes all of the liabilities of the Companies as of the Effective Time of the Merger, pursuant to the terms of an assignment and assumption agreement which shall be in form and substance reasonably acceptable to the Companies.

             "Effective Time of the Merger" shall have the meaning specified in Section 2.1(e).

             "Employees" shall mean all of the employees,






   including any Migrant Workers, of any of the Companies and the Partnership as of the relevant date of reference.

             "Employee Benefit Plans" shall mean any pension plan, profit sharing plan, bonus plan, incentive compensation plan, stock purchase plan, stock ownership plan, stock option plan, stock appreciation plan, employee benefit plan, employee benefit policy, retirement plan, fringe benefit program, insurance plan, severance plan, disability plan, sick leave plan, death benefit plan, or any other plan, program or policy to provide retirement income, fringe benefits or other benefits to former or current employees of any of the Companies or the Partnership.

             "Employee and Equipment Leasing Agreement" shall mean the Employee and Equipment Leasing Agreement between OCC and Farmco dated as of the date hereof.

             "Employment Agreement" shall mean the Employment
   Agreement between OCC and Chadwick S. Lange dated as of the date hereof.

             "Environmental Law(s)" shall mean any and all federal, state and local laws, statutes, codes, ordinances, regulations, rules, consent decrees, consent orders, judicial orders, administrative orders or other requirements of law relating to health, safety or the environment. The term Environmental Law includes, but is not limited to the Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA"), as amended by the Superfund Amendments and Reauthorization Act of 1986 ("SARA") 42 U.S.C.
   Section 9601-9675, the Resource Conservation and Recovery Act of 1976 ("RCRA") 42 U.S.C. Section 6901-6991, the Clean Water Act 33 U.S.C. Section 1321 et seq;., and the Clean Air Act 42 U.S.C. Section 7401 et seq;., the Occupational Safety and Health Act, the Toxic Substance Control Act, the Emergency Planning and Community Right to Know Act and any comparable or implementing state or local statutes or ordinances, and regulations and guidance promulgated or issued under any or all of the above, all as amended as of the Closing Date.

             "Environmental Losses" shall have the meaning set forth in Section 9.3(e)(ii) of this Agreement.

             "Equipment" shall mean all machinery, equipment, boilers, furniture, furnishings, parts, tools, office equipment, computers and other items of tangible personal property owned or used by any of the Companies or the Partnership as of the relevant date of reference.

             "ERISA" shall mean the Employee Retirement Income
   Security Act of 1974, as amended.






             "ERISA Affiliate" shall mean:

             (a) any corporation other than the Companies, i.e., either a subsidiary corporation or an affiliated or associated corporation of Chiquita , which together with Chiquita is a member of a "controlled group" of corporations;

             (b) any organization which together with the Companies or the Partnership is under "common control"; or

             (c) any organization which together with the Companies or the Partnership is an "affiliated service group";

   as those terms are used in Sections 414(b), 414(c) and 414(m) of the Code.

        The term "ERISA Affiliate" also includes any other entity required to be aggregated with the Companies or the Partnership pursuant to regulations under Section 414(o) of the Code.

             "Escrow Agent" shall mean such company as shall be mutually agreed upon by the parties hereto prior to the Closing.

             "Escrow Agreement" shall mean the Escrow Agreement by and among Chiquita, the Escrow Agent and the Shareholders
   Representatives in the form of Exhibit F attached to this Agreement.

             "Escrow Funds" shall have the meaning specified in
   Section 2.3(b) of this Agreement.

             "Estimated Total Merger Consideration" shall mean an estimate of the Total Merger Consideration mutually agreed to by Chiquita and the Companies at or before the Closing Date, or, in the event Chiquita and the Companies do not so agree, $50,000,000, which amount will be allocated among the Companies as follows: (i) OCC - $41,700,000, (ii) Midwest - $1,850,000, (iii) Goodhue - $3,500,000 and (iv) Olivia -
   $2,950,000.

             "Existing Bank Accounts" shall mean any and all checking accounts, savings accounts, money market accounts, custodial accounts, certificates of deposit, safe deposit boxes and other bank or other similar accounts maintained by any of the Companies or the Partnership with any financial intermediary.

             "Existing Contracts" shall mean those Contracts which are listed on the Disclosure Schedule.







             "Existing Indebtedness" shall mean all Indebtedness of any of the Companies or the Partnership.

             "Existing Insurance Policies" shall mean all of the insurance policies in effect and owned by any of the Companies or the Partnership.

             "Existing Investments" shall mean all Investments of any of the Companies or the Partnership.

             "Existing Liens" shall mean those Liens affecting any of the owned properties of any of the Companies or the Partnership on the relevant date of reference to the extent shown on the Disclosure Schedule or Schedule B-II (or in the case of the Title Commitment issued for Peoria County, Illinois real estate, Schedule B) of the Title Commitments; provided, the standard exceptions in the Title Commitments shall not be considered Existing Liens.

             "Expenses Funds" shall have the meaning set forth in
   Section 2.3(c) of this Agreement.

             "Farmco" shall mean Festal Farms Co., a Minnesota corporation.

             "Final Pre-Closing Period Other Tax Returns" shall have the meaning specified in Section 12.4 of this Agreement.

             "GAAP" shall mean generally accepted accounting principles in the United States consistently applied by the Companies and the Partnership prior to the Closing Date.

             "Goodhue" shall mean Goodhue Canning Company, a
   Minnesota corporation.

             "Hazardous Substance(s)" shall mean any pollutant, contaminant or waste, hazardous or toxic chemical, including without limitation the following: friable asbestos-containing materials; urea formaldehyde foam insulation; petroleum and its derivatives, by-products and other hydrocarbons; radioactive materials; radon gas; paint containing lead; polychlorinated biphenyls (PCB's) in any form or condition; or any explosive, corrosive, flammable, infectious, radioactive, carcinogenic, mutagenic or otherwise hazardous substance which is regulated under any Environmental Law.

             "Historical Financial Statements" shall mean the audited (except in the case of the Partnership, which shall mean unaudited) Consolidated Balance Sheet, Statement of Income and Retained Earnings and Statement of Cash Flows of each of the Companies and the Partnership at and for each of the fiscal years ended on February 28, 1995, February 29, 1996






   and February 28, 1997 (or, in the case of Midwest, August 31,
   1994, August 31, 1995 and August 31, 1996, and in the case of the Partnership, December 31, 1994, December 31, 1995 and
   December 31, 1996).

             "IRS" shall mean the Internal Revenue Service.

             "Indebtedness" shall mean all liabilities or obligations of any of the Companies or the Partnership, whether primary or secondary or absolute or contingent: (a) for borrowed money; or (b) evidenced by notes, bonds, debentures or similar instruments; or (c) secured by Liens on any assets of any of the Companies or the Partnership by means of a security agreement with a third party.

             "Initial Merger Consideration" shall have the meaning set forth in Section 2.3(a) of this Agreement.

             "Initial Payment Funds" shall have the meaning specified in Section 2.3(a) of this Agreement.

             "Intangible Assets" shall mean all of the United States and foreign patents, patent applications, trade names, trademarks, service marks, trademark registrations, service mark registrations, trademark applications, service mark applications, registered copyrights, copyright applications, formulas, trade secrets and knowhow owned or used by any of the Companies or the Partnership at the relevant date of reference.

             "Inventory" shall mean all inventories of the Companies and the Partnership, including raw materials, spare parts, supplies, ingredients, stored inventories, work in process and finished goods.

             "Investment" by any one or more of the Companies or the Partnership shall mean at the relevant date of reference:
   (a) any transfer or delivery of cash, stock or other property or value by any one or more of the Companies or the Partnership in exchange for debt, stock or any other security of another Person; (b) any loan, advance or capital contribution to or in any other Person; (c) any guaranty or assumption of any liability or obligation of any other Person; and (d) any investments in any fixed property or fixed assets other than fixed properties and fixed assets acquired and used in the ordinary course of the business of any of the Companies or the Partnership. "Investment" shall not include any guaranty or assumption of liability created pursuant to the deposit and collection of checks in the ordinary course of business or any account receivable, prepaid expense or other advance made in the ordinary course of business.







             "Investment Representative Agreement" shall mean an agreement between Chiquita and a person appointed by a Shareholder as such Shareholder's investment representative in accordance with such Shareholder's Certification signed by such Shareholder.

             "Knowledge of the Companies" shall mean actual knowledge of any of the Persons identified in Schedule 1 attached to this Agreement.

             "Law" shall mean any federal, state, local or other law, rule, regulation or governmental requirement of any kind
   (other than Environmental Laws), including any rules, regulations and orders promulgated thereunder and any final orders, decrees, consents or judgments of any court of competent jurisdiction.

             "Letter of Intent" shall mean the letter of intent dated as of March 17, 1997, by and among Chiquita, each of the Companies, Chadwick S. Lange, Karen E. Lange, Stephens J. Lange, Gertrude H. Lange, the Olmsted Family Trust and Ann Jackson.

             "Letter of Transmittal" shall have the meaning specified in Section 2.3(d) of this Agreement.

             "Lien" shall mean, with respect to any asset: (a) any mortgage, pledge, lien, charge, claim, restriction, reservation, condition, easement, covenant, lease, encroach-ment, title defect, imposition, security interest or other encumbrance of any kind whether imposed by Law, by Contract or otherwise; and (b) the interest of a vendor or lessor under any conditional sale agreement, financing lease or other title retention agreement relating to such asset.

             "Majority Authorization" shall have the meaning set forth in Section 3.1(b) of this Agreement.

             "Material Adverse Change" and "Material Adverse Effect" shall mean a material adverse change in, or material adverse effect on, as the case may be, the results of operations, financial condition, business, assets, liabilities or, to the Knowledge of the Companies, prospects (excluding general economic or general market conditions) of the Companies, taken as a whole.

             "Merger" shall have the meaning specified in Section
   2.1(a) of this Agreement.

             "Midwest" shall mean Midwest Foods, Inc., a
   Minnesota corporation.







             "Migrant Workers" shall mean all Persons who provide services to any of the Companies or the Partnership and whose services, employment, housing or transportation are subject to any local, state or federal laws, statutes, ordinances, regulations or orders related to migrant or seasonal agricultural labor.

             "Net Book Value" of a Company shall mean the shareholders' equity of such Company as of June 30, 1997, as derived from the Closing Financial Statements; provided, however, that:

        -The Net Book Value of OCC shall mean the sum of (a) the Shareholders' equity of OCC as of June 30, 1997, as so derived, and (b) $1,700,000; increased by (c) 60% of the amount of OCC's LIFO inventory reserve included in the Closing Financial Statements if (A) OCC shall have continued to maintain sales levels from February 28, 1997 through June 30, 1997 in the ordinary course of business consistent with good business practice and (B) the inventory value resulting from the elimination of such LIFO reserve as of July 1, 1997 would pass the "lower of cost or market" test and by (d) $100,000 if all transaction costs incurred by or for the benefit of OCC or any of the other Companies on or prior to the Closing Date shall have been fully recorded in the Closing Financial Statements; and

        -there shall be excluded from the Net Book Value of each Company any gains subsequent to February 28, 1997 from the write-up of property, plant or equipment or from insurance claims or recoveries in excess of the carrying value of lost or damaged property, plant or equipment.

             "New Owatonna" shall mean a limited liability company to be organized by Chiquita under Delaware Law prior to the Closing as a wholly owned subsidiary of Chiquita, which shall be named Owatonna Canning Company.

             "Olivia" shall mean Olivia Canning Company, a
   Minnesota corporation.

             "OCC" shall mean Owatonna Canning Company, a
   Minnesota corporation.

             "Partnership" shall mean Hartle-Lange-Hammel
   Company, a Minnesota general partnership.

             "Partnership Amendment" shall mean the Agreement to Amend the Partnership Agreement of Hartle-Lange-Hammel Company dated as of the date hereof between OCC and Stephens J. Lange.

             "Person" shall mean a natural person, corporation,






   limited liability company, joint stock company, trust, partnership, governmental entity, agency or branch or department thereof, or any other legal entity.

             "Post-Closing Partial Period" shall have the meaning specified in Section 12.3 of this Agreement.

             "Pre-Closing Partial Period" shall have the meaning specified in Section 12.1 of this Agreement.

             "Principal Shareholder Agreements" shall mean the agreements between Chiquita and certain of the Shareholders of the Companies obligating said Shareholders to vote to approve the Merger.

             "Private Placement Memorandum" shall have the meaning specified in Section 6.17 of this Agreement.

             "Real Estate" shall mean the real property interests identified in the Disclosure Schedule.

             "Real Estate Agreements" shall mean the silage spreading, irrigation, machinery parking, easement, warehouse, farm shop, carpenter shop and garages lease agreements, in form and substance reasonably satisfactory to the Companies and Chiquita, between Farmco and OCC, necessary to satisfy the requirements of Section 7.19.

             "Registration Rights Agreement" shall mean the Registration Rights Agreement by and among Chiquita and the Shareholders Representatives in the form of Exhibit H attached to this Agreement.

             "Related Documents" shall mean the Certificate of Merger, Articles of Merger, Registration Rights Agreement,
   Supply Agreement, Escrow Agreement, Employment Agreement,
   Partnership Amendment and Real Estate Agreements.

             "Release" means a release, as such term is defined in the Comprehensive Environmental Response, Compensation, and
   Liability Act, as amended, and any similar or implementing state or local law.

             "Shareholder Agreements" shall mean agreements entered into between each of the Shareholders and Chiquita in the form of Exhibit I attached to this Agreement.

             "Shareholders" shall mean all Persons owning of record any shares of Stock immediately prior to the Effective
   Time of the Merger.








             "Shareholders Certifications" shall mean
   Certifications completed and signed by Shareholders in the form of Exhibit J attached to this Agreement.

             "Shareholders Representatives" shall mean Chadwick
   S. Lange and Karen E. Lange for purposes of this Agreement and the Escrow Agreement and shall mean Richard Jackson and Ann Jackson for purposes of the Registration Rights Agreement.

             A "Shareholder's Share" of the Initial Merger Consideration shall mean that percentage of the Initial Merger Consideration which the aggregate Value of such Shareholder's Stock in all the Companies bears to the Initial Merger Consideration. A "Shareholder's Share" of the Total Merger Consideration shall mean that percentage of the Total Merger Consideration which the aggregate Value of such Shareholder's Stock in all the Companies bears to the Total Merger Consideration.

             "Stock" shall mean all capital stock of the Companies issued and outstanding at the date of this Agreement, consisting of: (a) 450 shares of Class A common voting stock of OCC, $100 par value; (b) 4,050 shares of Class B common non-voting stock of OCC, $100 par value; (c) 121 shares of capital stock of Olivia, $100 par value; (d) 1,000 Common Shares of Midwest, $10 par value; (e) 500 Participating Non-Voting Shares of Midwest, $10 par value; and (f) 140 common voting shares of Goodhue, $100 par value.

             "Subsidiary" shall mean any corporation, at least a majority of the outstanding capital stock of which (of any class or classes, however designated, having ordinary voting power for the election of at least a majority of the board of directors of such corporation) shall at the time be owned by the relevant Person directly or through one or more corporations which are themselves Subsidiaries.

             "Supply Agreement" shall mean the Supply Agreement between Farmco and OCC dated as of the date hereof.

             "Survey" shall mean a certified survey map prepared by a surveyor selected by Chiquita depicting Real Estate that Chiquita, in its sole discretion, chooses to have surveyed, which shall be sufficient to enable the Title Company to eliminate its standard survey exceptions relating to the surveyed real property and shall include those matters required to be included on a land survey in accordance with the Minimum Standard Detail Requirements and Classifications for ALTA/ACSM Land Title Surveys as jointly established and adopted by the American Land Title Association and the American Congress on Surveying and Mapping in 1992 (the "Requirements"), including those items of Table A of the






   Requirements selected by Chiquita.

             "Surviving Corporation" shall have the meaning specified in Section 2.1(a) of this Agreement.

             "Tax" or "Taxes" shall mean all federal, state, territorial, local, foreign and other taxes, or assessments including, without limitation, income, estimated income, business, occupation, franchise, property, sales, employment, gross receipts, use, transfer, ad valorem, fuel, vehicle, profits, license, capital, payroll, escheat, excise, goods and services, severance, stamp, value add transfer value added and including, without limitation, interest, penalties and additions in connection therewith for which any of the Companies, any Subsidiary of any of the Companies or the Partnership, as applicable, is or may be liable.

             "Tax Claims" shall have the meaning specified in
   Section 12.5(a) of this Agreement.

             "Tax Settlement Amount" shall have the meaning specified in Section 12.5(b) of this Agreement.

             "Temporary Access Agreement" shall mean the Temporary Access Agreement by and among OCC, Olivia, Midwest,
   Goodhue and Chiquita dated April 1, 1997.

             "Title Commitments" shall mean the Title Commitments listed on the attached Schedule 2.

             "Title Company" shall mean First American Title
   Insurance Company or such other title insurance company which may be selected by Chiquita.

             "Title Policy" shall mean an owner's policy of title insurance on an American Land Title Association form consistent with the Title Commitments, to be dated the Closing
   Date, insuring the Companies as fee simple owners of the real estate listed in the Title Commitments.

             "Total Merger Consideration" shall mean the sum of
   (a) 100% of the Net Book Value of OCC, Midwest and Goodhue and
   (b) 66.942% of the Net Book Value of Olivia; provided, however, that in the event that the Closing is delayed until after October 1, 1997 because of the occurrence and continuation of a condition contemplated by Section 7.16 of this Agreement, Total Merger Consideration shall mean said sum plus interest on said sum at 8% per annum from October 1, 1997 to the Effective Time of the Merger, minus accrued dividends on Chiquita Preferred Shares from October 1, 1997 to the Effective Time of the Merger.







             "Transferred Property" shall mean all property owned, operated or controlled by the Companies and the Partnership at the time of the execution of this Agreement including the Real Estate and all other properties or facilities of the Companies and the Partnership (including leased properties, underlying soils and groundwater and areas leased to tenants, if any).

             "Value" of Chiquita Common Shares shall mean $13.91 per share and the "Value" of Chiquita Preferred Shares shall mean $50 per share, except that for purposes of the reimbursement of Chiquita for Losses from the Escrow Funds and reimbursement of the Shareholders Representatives and Chiquita from the Expenses Funds for expenses incurred pursuant to Sections 2.4(c), 3.1(j) and 12.4, and for purposes of valuing the Chiquita Common Share component of (x) that portion of any delivery of Chiquita Common and Preferred Shares pursuant to
   Section 2.4(a)(i) which represents more than 95% of the Estimated Total Merger Consideration and (y) any delivery of Chiquita Common and Preferred Shares pursuant to Section 2.4(a)(ii), the "Value" of a Chiquita Common Share as of a particular date shall mean the average of the last sales prices of Chiquita Common Shares on the New York Stock Exchange Composite Tape for the 15 trading days ending on the second day preceding such particular date. The "Value" of a Shareholder's Stock in a particular Company shall mean that percentage of the Net Book Value of such Company which is equal to such Shareholder's total percentage equity interest in such Company, as set forth in Schedule 3 attached to this Agreement.

                             ARTICLE 2

                             THE MERGER

             2.1 Actions to be Taken. Subject to the terms and conditions of this Agreement, including the fulfillment (or waiver) of all conditions to the obligations of the parties contained herein, at the Effective Time of the Merger (as hereinafter defined) and pursuant to the New Jersey Business Corporation Act and the Minnesota Business Corporation Act, the following shall occur:

                  (a) Each Company shall be merged with and into Chiquita (the "Merger"). Chiquita shall be the surviving corporation (the "Surviving Corporation") in the Merger. The separate corporate existence of each Company shall cease at the Effective Time of the Merger, and thereupon the Companies and Chiquita shall be a single corporation. The Surviving Corporation shall succeed to all of the rights, privileges, powers and franchises of a public or private nature of the Companies, all of the properties and assets of the Companies






   and all of the debts, choses in action and other interests due or belonging to the Companies, and shall be subject to, and responsible for, all of the debts, liabilities and duties of the Companies with the effect set forth in the New Jersey Business Corporation Act and the Minnesota Business Corporation Act. If, at any time after the Effective Time of the Merger, the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of the Companies acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger or to otherwise carry out this Agreement, the officers and directors of the Surviving Corporation shall and will be authorized to execute and deliver, in the name and on behalf of the Companies or otherwise, all such deeds, bills of sale, assignments and assurances and to take and do, in the name and on behalf of the Companies or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in the Surviving Corporation or to otherwise carry out this Agreement.

                  (b) The Certificate of Incorporation of
   Chiquita at the Effective Time of the Merger shall be and remain the certificate of incorporation of the Surviving
   Corporation until amended as provided by law.

                  (c) The by-laws of Chiquita at the Effective
   Time of the Merger shall be and remain the by-laws of the Surviving Corporation until amended as provided by law or by the certificate of incorporation or the by-laws of the Surviving Corporation.

                  (d) The officers and directors of Chiquita at the Effective Time of the Merger shall be the officers and directors, respectively, of the Surviving Corporation until their successors shall have been elected and qualified or until otherwise provided by law or the certificate of incorporation or by-laws of the Surviving Corporation.

                  (e) As soon as practicable after the terms and conditions of this Agreement have been satisfied, a Certificate of Merger, in proper form and properly executed in accordance with the New Jersey Business Corporation Act (the "Certificate of Merger") shall be filed with the Secretary of State of the State of New Jersey and Articles of Merger, in proper form and executed in accordance with the Minnesota Business Corporation Act (the "Articles of Merger"), shall be filed with the Secretary of State of the State of Minnesota.






   The Merger shall become effective when the Certificate of Merger and Articles of Merger are so filed. (The date and time when the Merger becomes effective is referred to in this Agreement as the "Effective Time of the Merger".)

                  (f) At the Effective Time of the Merger, the stock transfer books of the Companies shall be closed and there shall be no further registration of transfers of shares of Stock of the Companies thereafter on the records of the Companies. From and after the Effective Time of the Merger, the holders of certificates representing shares of Stock of the Companies immediately prior to the Effective Time of the Merger shall cease to have any rights with respect to such shares of Stock of the Companies except as otherwise provided in this Agreement or by law.

             2.2  Conversion or Cancellation of Stock.  As of the
   Effective Time of the Merger, by virtue of the Merger and without any action on the part of any Shareholder:

                  (a) The shares of Stock of the Companies issued and outstanding immediately prior to the Effective Time of the Merger shall be converted into Chiquita Common Shares or Chiquita Preferred Shares, or a combination thereof, having an aggregate Value equal to the Total Merger Consideration, in accordance with the elections of the Shareholders set forth in the Shareholder Agreements; provided, however, that:

                       (i) the maximum Value of Chiquita
   Preferred Shares which may be elected by a Shareholder of any one Company shall be 50% of such Shareholder's Share of the Total Merger Consideration attributable to such Company;

                       (ii) the aggregate Value of Chiquita
   Common and Preferred Shares to be received by each particular
   Shareholder shall be equal to such Shareholder's Share multiplied by the Total Merger Consideration;

                       (iii) in lieu of receiving any fractional
   Chiquita Common Share or Chiquita Preferred Share, the Shareholders shall receive an amount of cash determined by multiplying the Value of one Chiquita Common Share or Chiquita Preferred Share, as the case may be, by the fraction of a share otherwise issuable; and

                      (iv)  if any Shareholder shall not have
   made an election in a Shareholder Agreement delivered prior to the Effective Time of the Merger, such Shareholder shall be deemed to have elected to receive his or her share of the Total Merger Consideration entirely in Chiquita Common Shares.








                  (b) any shares of its own Stock held in the treasury of a Company shall be canceled and retired; and

                  (c) the shares of Stock of Olivia held by OCC shall be canceled and retired.

             2.3  Delivery of Initial Merger Consideration.

                  (a) As of the Effective Time of the Merger,
   Chiquita shall deposit, or shall cause to be deposited, Chiquita Common Shares and Chiquita Preferred Shares with a Value of 92% of the Estimated Total Merger Consideration (the "Initial Merger Consideration") with the Escrow Agent in a fund (the "Initial Payment Funds") for the benefit of the Shareholders and in exchange for the outstanding shares of Stock of the Companies. Except as provided in Sections 2.3(b) and 2.3(c), the Initial Payment Funds shall not be used for any other purpose. The composition of the number of Chiquita Common Shares and Chiquita Preferred Shares to be deposited shall be pro rata to the elections of the Shareholders described in Section 2.2(a) and made in the Shareholder Agreements.

                  (b) As of the Effective Time of the Merger, pursuant to the Escrow Agreement, the Escrow Agent shall withhold from the Initial Payment Funds in separate funds Chiquita Common Shares with a Value of $5,000,000 (the "Escrow Funds"). The Escrow Funds shall be available as security for the indemnification of Chiquita pursuant to Articles 9 and 12 of this Agreement and the Escrow Agreement. The Escrow Funds will not be used for any other purposes, and will be distributed by the Escrow Agent in accordance with Articles 9 and 12 of this Agreement and the Escrow Agreement.

                  (c) As of the Effective Time of the Merger, pursuant to the Escrow Agreement, the Escrow Agent shall withhold from the Initial Payment Funds in separate funds (the "Expenses Funds") Chiquita Common Shares with a Value of $250,000. The Expenses Funds will be available for reimbursement of (i) out-of-pocket expenses incurred by the Shareholders Representatives in acting on behalf of the Shareholders in connection with the Merger before and after the Effective Time of the Merger,(ii) expenses incurred by Chiquita on behalf of the Shareholders pursuant to Sections 2.4(c) and 12.4, and (iii) transaction costs incurred by or for the benefit of any of the Companies prior to the Closing Date and not fully recorded in the Closing Financial Statements as described in Section 13.4.

                  (d) At or before the Effective Time of the Merger, the parties shall calculate each Shareholder's Share of the Initial Merger Consideration based on the estimated Net






   Book Value of each Company. Immediately before or within three business days after the Effective Time of the Merger, Chiquita shall instruct the Escrow Agent to mail to each Shareholder
   (A) a Letter of Transmittal in the form of Exhibit G hereto (which shall specify that delivery of the Certificates held by such Shareholder shall be effected, and risk of loss of such Certificates shall pass, only upon proper delivery of such Certificates to the Escrow Agent), and (B) instructions for use in effecting the surrender of such Certificates in exchange for the portion of the Initial Merger Consideration which the holder of the Stock represented by such Certificate is entitled to receive in the Merger. Upon surrender of a Certificate for cancellation to the Escrow Agent, together with such letter of transmittal, duly executed, and such other documents as may be reasonably required pursuant to such instructions, the holder of such Certificate shall receive in exchange, subject to Section 2.4(a),(i) prompt delivery of 60% of the portion of the Initial Merger Consideration which the holder of the Stock represented by such Certificate is entitled to receive in the Merger, (ii) the right to receive promptly after the Adjustment Date 40% of the portion of the Initial Merger Consideration which the holder of Stock represented by such Certificate is entitled to receive in the Merger (less a proportionate share, if any, of the Initial Merger Consideration recovered by Chiquita from the Initial Payment Funds pursuant to Section 2.4(a)(ii)) and less proportionate amounts withheld in the Escrow Funds and Expenses Funds on behalf of such holder with respect to the Stock represented by such Certificate pursuant to Sections 2.3(b) and 2.3(c), (iii) the right to receive a proportionate share of the excess, if any, of the Total Merger Consideration over the Initial Merger Consideration, and (iv) the right to receive a proportionate share of the remainder, if any, of the Escrow Funds and the Expenses Funds in accordance with the terms of the Escrow Agreement; and the Certificate so surrendered shall forthwith be canceled. Until surrendered as contemplated by this Section 2.3, each Certificate shall be deemed at any time after the Effective Time of the Merger to represent solely the right to receive the portion of the Total Merger Consideration attributable to the shares of Stock of the Companies formerly represented by such Certificate.

             (e) In the event any Certificates shall have been lost, stolen or destroyed, Chiquita shall issue in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof, such shares of Chiquita Common or Preferred Shares and/or cash as may be required pursuant to this Article 3; provided, however, that Chiquita may, in its discretion and as a condition precedent to the delivery thereof, require the owner of such lost, stolen or destroyed Certificates to deliver a bond in such sum as it may reasonably direct as indemnity






   against any claim that may be made against Chiquita with respect to the Certificates alleged to have been lost, stolen or destroyed.

             2.4 Post-Closing Adjustment. (a) As soon as practicable after the Closing Financial Statements become available and the procedures contemplated by paragraph (c) below are completed (the "Adjustment Date"):

                       (i)  In the event that the Total Merger
   Consideration exceeds the Initial Merger Consideration, Chiquita shall deliver to the Escrow Agent additional Chiquita Common and Preferred Stock having a Value equal to (A) the excess of the Total Merger Consideration over the Initial Merger Consideration, plus (B) interest at 8% per annum on the excess of the Total Merger Consideration over the Initial Merger Consideration from the Effective Time of the Merger. The composition of the number of Chiquita Common Shares and Chiquita Preferred Shares to be deposited shall be pro rata to the elections of the Shareholders described in Section 2.2(a) and made in the Shareholder Agreements.

                       (ii) In the event that the Total Merger
   Consideration is less than the Initial Merger Consideration, Chiquita shall have the right to recover first from the Initial Payment Funds and second, in the event the Initial Payment Funds are exhausted, from the Shareholders, pursuant to the Shareholder Agreements, and in accordance with the Shareholders' respective elections and Shares: Chiquita Common and Preferred Stock and/or cash having a Value equal to (i) the excess of the Initial Merger Consideration over the Total Merger Consideration plus (ii) interest at 8% per annum on the amount of such excess from the Effective Time of the Merger.

   If a Shareholder's Share of the Total Merger Consideration shall be different than such Shareholders' Share of the Initial Merger Consideration, Chiquita and the Shareholders Representatives shall jointly give such instructions to the Escrow Agent and the Shareholders, and take such other actions, as shall be reasonably necessary in order to cause the deliveries of Chiquita Preferred and Common Shares and cash in lieu of fractional shares contemplated by this Section 2.4(a) to be made to and/or by the Shareholders in such manner as will result in each Shareholder receiving such Shareholder's Share of the Total Merger Consideration.

                  (b)  In lieu of delivering any fractional
   Chiquita Common or Preferred Shares pursuant to clause (a) of this Section 2.4, Chiquita or the Shareholders, as the case may be, shall deliver an amount of cash determined by multiplying the Value of one Chiquita Common or Preferred Share, as the case may be, by the fraction of a share






   otherwise deliverable.

                  (c)  The Shareholders Representatives shall
   cause, at Chiquita's expense, the Closing Financial Statements, together with their calculation of the Total Merger Consideration, to be delivered to Chiquita as soon as practicable, and not later than one week after the Closing. The Shareholders Representatives shall cause, at Chiquita's expense, the Closing Financial Statements to be audited by, and accompanied by the unqualified report thereon of the firm of Hutton Nelson & McDonald LLP (except the report relating to the Closing Financial Statements of Midwest may be qualified to the same extent as the report relating to the 1997 Financial Statements of Midwest). Such report shall state that the Closing Financial Statements present fairly, in all material respects, the financial condition of the Companies as of June 30, 1997 and the results of their operations for the period from February 28, 1997 until June 30, 1997 in conformity with GAAP consistently applied (or from August 31, 1996 to June 30, 1997 in the case of Midwest) and in accordance with consistently applied accounting policies and methods, and the accounting policies and procedures set forth in the attached Schedule 4. The report will be accompanied by a separate statement by Hutton Nelson and McDonald LLP that the Total Merger Consideration has been determined in accordance with the provisions of this Agreement.

                  Chiquita shall have 30 days after delivery of the Closing Financial Statements to notify the Shareholders Representatives of any disagreement Chiquita may have with the Shareholders Representatives' calculation of the Total Merger Consideration and/or with any amount in or underlying any of the Closing Financial Statements or the 1997 Financial Statements or the principles or methods for determining such amount (including that such amount was not determined in conformity with GAAP consistently applied). If there is no such disagreement, the Total Merger Consideration shall be as calculated by the Shareholders Representatives, and the Post-Closing Adjustment shall thereupon be carried out in the manner provided in Sections 2.4(a) through 2.4(b). If Chiquita notifies the Shareholders Representatives of its disagreement, Chiquita and the Shareholders Representatives will endeavor in good faith to resolve the disagreement. If such disagreement shall not have been resolved within 15 days of Chiquita's notice of disagreement, either party shall be entitled to submit the disagreement to the independent accounting firm of Price Waterhouse LLP (Chicago office), which shall resolve the disagreement by reporting on, and shall limit its review to,
   (A) whether, in its opinion, the amounts in the Closing Financial Statements or the 1997 Financial Statements as to which there is disagreement were determined in conformity with GAAP consistently applied and in accordance with consistently






   applied accounting policies and methods and the accounting policies and procedures set forth in the attached Schedule 4 and, if not, what adjustments would be necessary in order for it to be able to render such an opinion and (B) whether the Total Merger Consideration was determined in accordance with this Agreement and, if not, what adjustments would be necessary in order for it to conclude that it was so determined. The Post-Closing Adjustment shall be completed as soon as practicable thereafter as provided in Sections 2.4(a) through 2.4(b) on the basis of such independent accounting firm's report. Said report shall be final and binding on the parties. The fees and expenses of the independent accounting firm shall be borne equally by Chiquita and the Shareholders. The portion of said fees and expenses payable by the Shareholders shall be paid initially by Chiquita, subject to the right of Chiquita to reimbursement for such expenses thereafter: first from the Expenses Funds; second, in the event the Expenses Funds are exhausted, from the Initial Payment Funds; and third, in the event the Initial Payment Funds are exhausted, from the Shareholders in accordance with their respective Shareholder's Shares. Chiquita and the Shareholders Representatives shall give the Escrow Agent such instructions as are necessary to carry out the purpose and intent of this paragraph (c).

             2.5 Reorganization. The parties intend that this Agreement be a plan of reorganization within the meaning of
   Section 368(a)(1)(A) of the Code.


                             ARTICLE 3

                          OTHER AGREEMENTS

             3.1 Shareholders Representatives. (a) Chadwick S. Lange and Karen E. Lange (for purposes of this Agreement and the Escrow Agreement) and Richard Jackson and Ann Jackson (for purposes of the Registration Rights Agreement), and each of them, shall be the representatives of the Shareholders, as agents and attorneys in fact with full power of substitution to do any and all things and execute any and all documents which may be necessary, convenient or appropriate to facilitate the consummation of the transactions contemplated by this Agreement, including but not limited to: (i) execution of the Escrow Agreement and the Registration Rights Agreement; (ii) amendments to this Agreement, the Escrow Agreement and the Registration Rights Agreement, or any of them; (iii) execution of documents and certificates pursuant to this Agreement, the Escrow Agreement and the Registration Rights Agreement, including documents relating to the resolution of any disputes concerning the determination of the Total Merger Consideration in accordance with Section 2.4(c)






   of this Agreement; (iv) receipt of payments or deliveries under or pursuant to this Agreement, the Escrow Agreement and the Registration Rights Agreement and disbursement thereof to the Shareholders and others, as contemplated by this Agreement, the Escrow Agreement or the Registration Rights Agreement or otherwise; (v) acting as agent for the Shareholders in connection with the registration rights set forth in the Registration Rights Agreement and taking any actions necessary or desirable with respect thereto including resolving any and all disputes among Shareholders with respect to the number of shares of Chiquita Common or Preferred Stock to be registered for the account of any Shareholder; and (vi) receipt and forwarding of notices and communications pursuant to this Agreement, the Escrow Agreement and the Registration Rights Agreement. This power of attorney shall not be affected by the disability or incapacity of the principal pursuant to any applicable Law.

                  (b)  In the event that the Shareholders
   Representatives are of the opinion that they require further authorization or advice from the Shareholders on any matters concerning this Agreement, the Shareholders Representatives shall be entitled to seek such further authorization from the Shareholders prior to acting on their behalf. In such event, each Shareholder shall have the number of votes equal to his Shareholder's Share with respect to voting Stock exchanged in connection with the Merger, and the authorization of a majority of the votes of the Shareholders (a "Majority
   Authorization")   shall be binding on all of the Shareholders
   and shall constitute the authorization by the Shareholders.

                  (c)  Chiquita shall be fully protected in
   dealing with the Shareholders Representatives under this Agreement and the Escrow Agreement and may rely upon the authority of the Shareholders Representatives to act as the agents of the Shareholders. Any payment by Chiquita to the Shareholders Representatives under this Agreement and the Escrow Agreement shall be considered a payment by Chiquita to the Shareholders. The appointment of the Shareholders Representatives is coupled with an interest and shall be irrevocable by any Shareholder in any manner or for any reason.

                  (d)  Any act of the Shareholders Represen-
   tatives shall require the act of both of the Shareholders Representatives. Either of the Shareholders Representatives may resign from his capacity as a Shareholders Representative at any time by written notice delivered to Chiquita and all of the other Shareholders. If there is a vacancy at any time in either of the positions of Shareholders Representative for any reason, the remaining Shareholders Representative may act with full power and authority until such time as that remaining






   Shareholders Representative shall select a successor to fill such vacancy. If at any time there is no Person acting as a Shareholder Representative for any reason, the Shareholders shall, by Majority Authorization, elect at least two Persons to act as Shareholders Representatives under this Agreement, and, if they fail to do so within 15 days after being requested to do so by Chiquita or any Shareholder, Chiquita shall designate the Shareholder(s) to become the Shareholders Representative(s).

                  (e) In the event that the Shareholders
   Representatives are unable to agree, either Chiquita or one of the Shareholders Representatives shall have the right to request the Shareholders, by Majority Authorization, to appoint one or more additional Shareholders Representatives so as to break the deadlock.
                  (f) Each of the Shareholders Representatives acknowledges that he or she has carefully read and understands this Agreement, hereby accepts such appointment and designation, and represents that he or she will act in his or her capacity as a Shareholders Representative in strict compliance with and conformance to the provisions of this Agreement.

                  (g) The Shareholders Representatives shall not be liable to the Shareholders for any error of judgment, or any act done or step taken or omitted by them in good faith or for any mistake in fact or Law, or for anything which they may do or refrain from doing in connection with this Agreement, except for their own bad faith, willful misconduct or gross negligence. The Shareholders Representatives may seek the advice of legal counsel in the event of any dispute or question as to the construction of any of the provisions of this Agreement or their duties hereunder, and they shall incur no liability to the Shareholders and shall be fully protected with respect to any action taken, omitted or suffered by them in good faith in accordance with the opinion of such counsel.

                  (h) Chiquita and the Shareholders
   Representatives acknowledge and agree that: (i) the Shareholders Representatives shall be acting as such only as the agents of the Shareholders and at the request of the Shareholders and not as the agents of, or at the request of, any one or more of Chiquita and the Companies; and (ii) the Shareholders Representatives shall not be entitled to any indemnification from any one or more of Chiquita or the Companies for any matter arising as a result of their acting as Shareholders Representatives, whether under Law or other-wise; provided this clause (ii) shall not affect or limit the right of the Shareholders Representatives to indemnification, in their capacities as Shareholders, pursuant to Article 9 of this Agreement or pursuant to Section 5 of the Registration






   Rights Agreement.

                  (i)  The addresses set forth on the List of
   Shareholders attached to this Agreement as Schedule 3 shall be the addresses used for all notices to Shareholders by the Shareholders Representatives under this Agreement until notice of a different address is provided in writing in the procedural manner set forth in Section 13.8 of this Agreement.

                  (j) The Shareholders Representatives shall be entitled to reimbursement from the Expenses Funds for out-of-pocket expenses incurred in acting on behalf of the Shareholders in connection with the transactions contemplated under this Agreement before and after the Merger. Reimbursable expenses will include, but not be limited to, expenses to engage legal counsel, accountants and other third parties to protect against liability of the Shareholders Representatives to the Shareholders, Chiquita or others for acts or omissions in the capacity as Shareholders Representatives (except for acts or omissions in bad faith, willful misconduct and gross negligence).

        In addition, by means of reimbursement from the Expenses Funds and directly from the Shareholders in the event such fund is exhausted, the Shareholders Representatives shall be indemnified and held harmless by the Shareholders from and against any liabilities, damages or obligations (including costs, fees and expenses of legal counsel relating thereto) which the Shareholders Representatives may incur as a result of their acts or omissions while serving as such Shareholders Representatives except for acts or omissions which constitute the bad faith, willful misconduct or gross negligence of the Shareholders Representative seeking such indemnification.


             3.2 Disclosure Schedule. Contemporaneously with the execution and delivery of this Agreement, the Companies have delivered the Disclosure Schedule to Chiquita.

             3.3 Escrow Agreement. At the Closing, Chiquita, the Escrow Agent and the Shareholders Representatives shall execute and deliver the Escrow Agreement in the form attached hereto as Exhibit E, with such changes therein requested by the Escrow Agent as Chiquita and the Shareholders Representatives approve, which approval shall not be unreasonably withheld.

             3.4 Registration Rights Agreement. At the Closing, Chiquita and the Shareholders Representatives shall execute and deliver the Registration Rights Agreement in the form attached to this Agreement as Exhibit G, which contains provisions relating to, among other matters, certain covenants






   of Chiquita and the Shareholders Representatives with respect to the registration of the Shareholders' Chiquita Common
   Shares under federal and state securities laws.

             3.5  Consulting Agreement.  At the Closing, OCC and
   Stephens J. Lange shall execute and deliver the Consulting
   Agreement.

             3.6 Drop-Down. Chiquita shall cause the Drop-Down to occur immediately after the Effective Time of the Merger.


                             ARTICLE 4

                        REPRESENTATIONS AND
                    WARRANTIES OF THE COMPANIES

             The Companies represent and warrant to Chiquita that, except as set forth in the Disclosure Schedule:

             4.1 Organization. (a) Each of the Companies is a corporation duly organized, validly existing and in good standing under the Laws of the State of Minnesota. Each of the Companies is duly qualified and licensed and in good standing as a foreign corporation in each jurisdiction set forth with reference to such Company in the Disclosure Schedule, which jurisdictions include each jurisdiction in which such qualification is required except for jurisdictions in which failure of any of the Companies to so qualify will not have a Material Adverse Effect.

                  (b) Each of the Companies has full corporate power and authority to carry on its business as it is now conducted and to own its assets and properties.

                  (c) The Partnership is a general partnership duly and validly organized and existing under the laws of the State of Minnesota. The general partners of the Partnership are OCC and Stephens J. Lange. The Partnership has full power to carry on its business as it is now conducted and to own its assets and properties.

             4.2 Businesses. The only businesses conducted by the Companies and the Partnership are (i) processing and canning food products and selling and distributing such products, (ii) rental of residential housing, (iii) warehousing of other companies' products, (iv) leasing excess capacity on trucks, (v) leasing land, and (vi) agricultural farming in the State of Illinois.

             4.3 Capitalization. (a) The entire authorized capital stock of OCC consists of: (i) 450 shares of Class A






   common voting stock, $100 par value, all of which 450 shares are issued and outstanding; (ii) 9,000 shares of Class B common non-voting stock, $100 par value, of which 4,050 shares are issued and outstanding; and (iii) 550 shares of 6% cumulative preferred stock, $100 par value, none of which shares are issued and outstanding.

                  (b)  The entire authorized capital stock of
   Olivia consists of 500 shares of capital stock, $100 par value, of which 121 shares are issued and outstanding.

                  (c)  The entire authorized capital stock of
   Midwest consists of: (i) 4,000 Common Shares, $10 par value, of which 1,000 shares are issued and outstanding; and (ii) 6,000 Participating Non-Voting Shares, $10 par value, of which 500 shares are issued and outstanding.

                  (d) The entire authorized capital stock of Goodhue consists of (i) 300 common voting shares, $100 par value, of which 140 are issued and outstanding; and (ii) 200 preferred nonvoting shares, $100 par value, none of which shares are issued and outstanding.

                  (e)  All of the outstanding capital stock of
   each of the Companies is duly authorized, validly issued, fully paid and nonassessable, and was not issued in violation of any preemptive rights. Except as set forth in the Disclosure Schedule, there are no options, warrants, conversion rights or other rights to subscribe for or purchase, or other contracts to which any of the Companies is a party with respect to, any capital stock of any of the Companies. All of the issued and outstanding shares of capital stock of the Companies are owned of record by the Shareholders. Schedule 3 attached to this Agreement sets forth the name and address of each Shareholder and the number of shares of capital stock of each of the Companies owned of record by each Shareholder, in each case as set forth on the books and records of the Company as of the date hereof and as of the time immediately prior to the Effective Time of the Merger.

                  (f) OCC and Stephens J. Lange each own a 50% interest in the Partnership and share equally in the profits of the Partnership.

             4.4 Authorization; Enforceability. The execution, delivery and performance by the Companies of this Agreement, the Certificate and Articles of Merger and all documents and instruments by any of the Companies required by this Agreement, are within the corporate power of such Company and have been duly authorized by the requisite vote of the board of directors of such Company. This Agreement is, and the






   Certificate and Articles of Merger and all documents and instruments required by this Agreement to be executed and delivered by any of the Companies will be, when executed and delivered, duly executed and delivered by such Company, and are or will be, when executed and delivered, the valid and binding obligations of such Company, enforceable against such Company in accordance with their respective terms, except as the enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws generally affecting the rights of creditors and subject to general equity principles. Except for the approval of the transactions contemplated by this Agreement by the requisite vote of the shareholders of each Company, no further approvals of any kind are required for the Companies to perform this Agreement, the Certificate and Articles of Merger and all documents and instruments by any of the Companies required by this Agreement.

             4.5 No Violation or Conflict. The execution, delivery and performance by the Companies of this Agreement, the Certificate and Articles of Merger and all documents and instruments by any of the Companies required by this Agreement do not and will not: (a) conflict with or violate any Law, the Articles of Incorporation or Bylaws of any of the Companies or any Existing Contract; or (b) result in the creation of (or give any party the right to create) any Lien upon any rights, properties or assets of any of the Companies; or (c) conflict with, result in a breach of, constitute a default under, result in the acceleration of, or create in any party the right to terminate, amend, modify, accelerate or postpone (or give any party the right, upon notice, with the passage of time, or otherwise, to terminate, amend, modify, accelerate or postpone) the time within which, or the terms and conditions under which, any liabilities, duties or obligations are to be satisfied or performed, or any rights or benefits are to be received, under any of the Existing Contracts.

             4.6 Title to Assets. There are no Liens affecting any of the Real Estate covered by Title Commitments other than Existing Liens and Liens described in subsections (ii) and (v) below. One or more of the Companies and the Partnership owns good and valid title to the assets and properties reflected in "Assets" in the 1997 Financial Statements and the related fixed asset schedule previously delivered to Chiquita or acquired since the date thereof, free and clear of any and all Liens, except (i) the Existing Liens, (ii) Liens for current taxes not yet due and payable, (iii) the properties subject to real property leases, (iv) assets disposed of since the date of the 1997 Financial Statements in the ordinary course of business, (v) Liens imposed by law and incurred in the ordinary course of business for obligations not yet due to






   carriers, warehousemen, laborers and materialmen, (vi) Liens in respect of pledges or deposits under workers' compensation laws, and (vii) with respect to the Real Estate for which no Title Commitment has been delivered to the Companies as of the date hereof, Liens which would not have a Material Adverse Effect. No Shareholder or Affiliate of a Shareholder (other than the Companies) has any direct or indirect interest in any material right, property or asset used or required by the Companies or the Partnership in the conduct of their respective businesses, except as disclosed in the Disclosure Schedule.

             4.7 Litigation. Except for the matters listed on the Disclosure Schedule:

                  (a) there is no pending, or to the Knowledge of the Companies, threatened suit, charge, audit inquiry of which the Companies have received notice, worker compensation claim, litigation, arbitration, proceeding, governmental investigation, or citation against or, to the Knowledge of the Companies, relating to any of the Companies or the Partnership or their respective properties or any Employee Benefit Plan;

                  (b) there are no actions, suits or proceedings pending, or to the Knowledge of the Companies threatened, against any of the Companies or the Partnership or any Employee Benefit Plan by any Person which question the legality, validity or propriety of the transactions contem-plated by this Agreement; and

                  (c) to the Knowledge of the Companies, there is no factual basis which is likely to result in any material litigation, arbitration, proceeding, governmental investigation or citation against or relating to any of the Companies or the Partnership or any Employee Benefit Plan.

             4.8  Financial Statements.   A true and complete
   copy of each Historical Financial Statement has been furnished to Chiquita. The Historical Financial Statements fairly present, and the Closing Financial Statements will fairly present, the financial condition of each of the Companies and the Partnership as of the dates of each of such Financial Statements and the results of operations and cash flows of each entity for the periods indicated on each of such Financial Statements in accordance with GAAP and accounting policies and methods consistently applied throughout the periods indicated, except as indicated therein or in the notes thereto, and except that the Closing Financial Statements will not contain prior period comparative data. The Historical Financial Statements of the Partnership accurately reflect the financial condition of the Partnership.








             4.9 Absence of Certain Changes. Except as set forth in the Disclosure Schedule or in the Historical
   Financial Statements, since February 28, 1997 there has not been any:

                  (a)   Material Adverse Change (including but
   not limited to damage, destruction or loss to physical properties);

                  (b)  transactions by any of the Companies or
   the Partnership outside the ordinary course of business of such entity, except for the transactions contemplated by this Agreement;

                  (c)  bonus or incentive compensation paid or
   accrued by any of the Companies or the Partnership or any salary or wage increases, except in the ordinary course of business consistent with past practice and except for the payment to Chadwick S. Lange of a bonus of approximately $1,500,000 subsequent to March 1, 1997;

                  (d) declaration or payment of any dividend or any distribution in respect to the capital stock of any of the Companies or the partnership interests of the Partnership or any direct or indirect redemption, purchase or other acquisition of any such stock by any of the Companies or partnership interests by the Partnership; or

                  (e)  payments or distributions by any of the
   Companies or the Partnership, other than salaries and rent consistent with past practice, to Shareholders or Affiliates.

             4.10 Buildings and Equipment. Except as set forth in the Disclosure Schedule, the Buildings and the Equipment are in good operating condition and repair for use in a manner consistent with past practices, reasonable wear and tear excepted and their use in a manner consistent with past practices complies in all material respects with applicable Laws. The Buildings and Equipment constitute all buildings and equipment necessary for the operation of the business of the Companies and the Partnership, as currently conducted. No notice of any violation of any building, zoning or other Law relating to such assets or their use has been received by any of the Companies or the Partnership.

             4.11 Existing Contracts. The Contracts listed on the Disclosure Schedule, true, complete and correct copies of which have been furnished to Chiquita, are the only Contracts which constitute:

                  (a)  a lease of, or agreement to purchase or






   sell, any capital assets having an individual value in excess of $25,000;

                  (b)  union labor contracts;

                  (c)  management, consulting, employment,
   Migrant Worker, personal service, agency or other contracts or contracts providing for employment or rendition of services and which: (i) are in writing; or (ii) create other than an at will employment relationship; or (iii) provide for any commission, bonus, profit sharing, incentive, retirement, consulting or additional compensation;

                  (d)  an agreement with a migrant labor
   contractor or other Person for recruitment or referral of any Migrant Workers;

                  (e)  agreements or notes evidencing any
   Indebtedness;

                  (f) an agreement relating to the distribution or marketing of the Companies' products with an agent, dealer, distributor, sales representative or franchisee;

                  (g)  an agreement for the storage,
   transportation, treatment or disposal of any Hazardous
   Substances;

                  (h) a power of attorney (whether revocable or irrevocable) given to any Person by any one or more of the Companies or the Partnership that is in force;

                  (i)  an agreement by any one or more of the
   Companies or the Partnership not to compete in any business or in any geographical area;

                  (j) an agreement restricting the right of any one or more of the Companies or the Partnership to use or disclose any information in its possession;

                  (k)  a partnership, joint venture or similar
   arrangement;

                  (l) a license of Intangible Assets to another party;

                  (m)  a grower contract;

                  (n)  an agreement or arrangement with any
   Affiliate;

                  (o)  an Employee Benefit Plan; or






                  (p)  other agreement which:  (i) involves
   payments, commitments, obligations or liabilities to or from the Companies in an amount in excess of $100,000, or (ii) is not in the ordinary course of business of the Companies or the Partnership.

             4.12 Performance of Contracts. Except as set forth in the Disclosure Schedule, the Companies and the Partnership have fully performed in all material respects each term, covenant and condition of each Existing Contract which is to be performed by them at or before the date hereof. Except as set forth in the Disclosure Schedule, each of the Contracts is in full force and effect and constitutes the legal and binding obligation of the Company or the Partnership which is a party to it and, to the Knowledge of the Companies, constitutes the legal and binding obligation of the other parties thereto. There is no existing material breach of or default by any of the Companies or the Partnership under any Existing Contract, and, no state of facts exists or event has occurred, is pending or is threatened, which, after the giving of notice, or the lapse of time, or otherwise, could constitute or result in a breach or default of any Existing Contract by any of the Companies or the Partnership or to the Knowledge of the Companies, any other person, firm or entity.

             4.13 Contingent and Undisclosed Liabilities. Except as set forth in the Disclosure Schedule and except for liabilities that have arisen in the ordinary course of business since June 30, 1997, neither any of the Companies nor the Partnership has any liabilities or obligations of any nature (whether known or unknown and whether absolute, accrued, contingent or otherwise), and will not have after the Closing any such liabilities of any nature arising out of events occurring prior to the Closing, except for liabilities or obligations (a) which have been fully recorded or reserved against in the Historical Financial Statements, or (b) which arose in the ordinary course of business since February 28, 1997 and which will be fully recorded or reserved against in the Closing Financial Statements; provided, however, that if any such liability or obligation is of such a nature that its existence or its non-disclosure on the Disclosure Schedule is specifically and directly covered by another representation and warranty in this Article 4 and would have resulted in a breach of such other representation and warranty but for a qualification for Knowledge or materiality or a minimum dollar amount contained in such other representation and warranty, then the representation and warranty contained in this Section
   4.13 shall not be breached by the existence or non-disclosure of such liability or obligation on the Disclosure Schedule, and provided, further, that if a liability or obligation was incurred by one of the Companies on or before June 30, 1997, is related to the Companies' packing operations for the 1997






   packing season and would not have reduced the Net Book Value of the Companies if such liability or obligation had been included in the Closing Balance Sheets in accordance with the procedures set forth in Section 2.4(c) and the attached
   Schedule 4, then the representation and warranty contained in this Section 4.13 shall not be breached by the non-disclosure of such liability or obligation on the Disclosure Schedule.

             4.14 Existing Insurance Policies. All of the Existing Insurance Policies are listed on the Disclosure Schedule. The Existing Insurance Policies are in full force and effect. Neither any of the Companies nor the Partnership has received notice of and is not otherwise aware of any cancellation or threat of cancellation of such insurance. The Disclosure Schedule sets forth all property damage, personal injury, bodily injury or products liability claims in excess of $50,000 which have been made since March 1, 1997 or are pending against any of the Companies or the Partnership or, to the Knowledge of Companies, are threatened against any of the Companies or the Partnership. Within the past two years, no insurance company has canceled or materially increased the premiums for, any insurance (of any type) maintained by any of the Companies or the Partnership.

             4.15 Employee Benefit Plans. (a) The Disclosure Schedule contains a list of each Employee pension benefit plan (within the meaning of section 3(2) of ERISA) to which any of the Companies or the Partnership contributes or is required to contribute on behalf of its employees, setting forth the names and addresses of such plans and the trustees of such plans, and the basis of the Companies' or the Partnership's contributions thereto. True, correct and complete copies of each of such plans and trusts, including all amendments thereto, are attached to the Disclosure Schedule. The Companies have previously delivered to Chiquita the most recent summary plan description, Form 5500s and the most recent IRS determination letter with respect to each such plan. With respect to each of the plans listed in the Disclosure Schedule and except as set forth on the Disclosure
   Schedule:

                       (i)  A determination letter has been
   received to the effect that any such qualified plan is qualified under Section 401 of the Code and the trusts maintained pursuant thereto are exempt from the Federal income taxation under Section 501 of the Code, and nothing has occurred to cause the loss of such qualification or exemption or to form the basis for imposition of an excise or penalty tax under the Code on such plan or the sponsor or any employer affiliated with the sponsor of the plan.

                       (ii) All contributions required by the






   Code to be made for such plan for the plan year most recently ended and for all prior plan years will have been made.

                       (iii) No reportable event, as such term is defined in Section 4043(b) of ERISA, has occurred and is continuing with respect to any of such plans which are subject to Section 4043(b) of ERISA, other than those which might arise as a result of the transactions contemplated by this Agreement.

                       (iv) Any applicable ERISA or Code
   requirements as to the filing of reports, returns, documents and notices with the Secretary of Labor and the Secretary of the Treasury, or the furnishing of such documents to participants or beneficiaries of such plans, have been complied with in all material respects by all of such plans, or their administrators or sponsors.

                       (v)  There are no pending or, to the
   Knowledge of the Companies, threatened claims, lawsuits or arbitrations which have been asserted or instituted against such plans or any fiduciaries or sponsors thereof respecting their duties to such plans or the assets of any of the trusts under any of such plans.

                       (vi) Any amendments required to be adopted effective as of the date hereof or effective as of an earlier date to bring such plans into conformity with any of the applicable provisions of ERISA or the Code have been timely and duly adopted, and the amendments have been timely filed under Section 401(b) of the Code for a favorable determination letter thereon.

                       (vii) Any bonding required by applicable provisions of ERISA with respect to any of such plans subject to ERISA has been obtained and is in full force and effect.


                       (viii) All of such plans have been
   maintained in all material respects in accordance with the applicable terms and provisions of ERISA and the Code, including rules and regulations thereunder.

                       (ix) In addition to the representation
   made in (viii) above, the plan has been operated and administered in accordance with all applicable law, including, but not limited to, the Federal Age Discrimination in Employment Act, Title VII of the Civil Rights Act of 1964 and the Federal Equal Pay Act.

                       (x)  Neither any of the Companies or the
   Partnership nor any ERISA Affiliate of any of the Companies or






   the Partnership has incurred any outstanding liability to the Pension Benefit Guaranty Corporation (other than for the payment of premiums) and will not incur any liability to the Pension Benefit Guaranty Corporation as a result of the transactions contemplated by this Agreement.

                       (xi) No "prohibited transactions" as such term is defined in Section 4975 of the Code and Section 406 of ERISA, has occurred with respect to such plans which could subject such plans, or any of the Companies or the Partnership, to a tax or penalty for such prohibited transactions imposed by either Section 502 of ERISA or Section 4975 of the Code.

                       (xii) With respect to any plan that is
   subject to Title IV OF ERISA, no such plan has an accumulated funding deficiency, and the assets of such plan are sufficient to discharge all liabilities of such plan on a termination basis.

                       (xiii) As of the Closing Date, all
   contributions to each multiemployer plan covering employees of any of the Companies or the Partnership will have been made as required by such plan and any collective bargaining agreement.


                       (xiv) Neither any of the Companies nor the Partnership nor any ERISA Affiliate of any of the Companies or the Partnership has incurred any withdrawal liability with respect to any multiemployer plan under Section 4201 of ERISA nor has received any notification that any multiemployer plan is in reorganization or has terminated.

                  (b) The Disclosure Schedule contains a list of each unfunded deferred compensation plan, each supplemental death, disability, and retirement plan, each medical reimbursement plan, and, to the extent not included in the above, each employee welfare benefit plan (within the meaning of Section 3(1) of ERISA) maintained by any of the Companies or the Partnership. With respect to each of the plans listed in the Disclosure Schedule and except as set forth on the Disclosure Schedule:

                       (i)  Each such plan that has been or is
   required to be funded has been fully funded based on reasonable actuarial assumptions.

                       (ii) No such plan provides for non-
   terminable or non-alterable medical benefits for retirees or irrevocably commits any of the Companies or the Partnership to provide any such benefits for any person upon or following retirement, except for health care continuation benefits






   described in clause (iii) below.

                       (iii) The Companies and the Partnership
   and their ERISA Affiliates have complied with the health care continuation coverage requirements of Section 4980B of the Code and Sections 601 through 608 of ERISA, including rules and regulations thereunder, and any applicable state law governing health care continuation coverage.

                       (iv) Any applicable ERISA or Code
   requirements as to the filing of reports, returns, documents and notices with the Secretary of Labor and the Secretary of the Treasury, or the furnishing of such documents to participants or beneficiaries of such plans, have been complied with in all material respects by all of such plans, or their administrators or sponsors.

                       (v)  There are no parachute payments
   (within the meaning of Section 280G(b)(2) of the Code), severance payments, or other payments to employees that will result from any of the Companies or the Partnership entering into or performing under this Agreement.

                  (c)  Except as otherwise required pursuant to
   Section 10.4, the Companies and the Partnership can terminate any plan listed in the Disclosure Schedule at any time and regain any assets remaining under such plans after all liabilities to plan participants have been satisfied or provided for. Entry into this Agreement and performing the obligations hereunder will not violate any law, regulation, or contract relating to any employee benefit plan (within the meaning of Section 3(3) of ERISA) maintained by any of the Companies or the Partnership or subject or expose any of the Companies or the Partnership to any damages, excise tax, or recapture of investment tax credit.

             4.16 Existing Bank Accounts.  All of the Existing
   Bank Accounts are listed on the Disclosure Schedule.

             4.17 Permits; Compliance with Law. The Companies and the Partnership hold all of the material governmental licenses, permits and authorizations that are required for the ownership or occupancy of their properties and assets and the operation of their businesses and to provide housing for Migrant Workers, each of which is listed on the Disclosure Schedule and is in full force and effect. There are no proceedings pending or, to the Knowledge of the Companies, threatened which may result in the revocation, cancellation, suspension, or modification of any such licenses, permits or authorizations. The Companies and the Partnership have in all material respects at all times in the past, duly complied, and are presently in all material respects duly complying, in






   respect of the Companies' and the Partnership's businesses, operations and properties, with all applicable Laws, and all material required reports and filings with governmental authorities (including, without limitation, occupational safety and health laws and regulations) have been properly made, except where a past failure to so comply or file would not have a Material Adverse Effect. This representation and warranty does not apply to (a) licenses, permits and authorizations required by Environmental Laws, (b) compliance with Environmental Laws, or (c) reports and filings required under Environmental Laws, which matters are covered by Section 4.18.

             4.18 Environmental Matters. Except as set forth in the Disclosure Schedule:

                  (a)   The Companies and the Partnership have
   complied and are in compliance with all Environmental Laws applicable to the ownership, condition and operation of the Transferred Property and with respect to the ownership and operation of the businesses of the Companies and the Partnership (including the consent order which is or will be entered in Peoria County Circuit Court, No. 95 CH 123, regarding the Princeville Canning Company) and no written action, demand or notice has been filed, issued or commenced against any of them and is now pending or, to the Knowledge of the Companies, is threatened alleging any such failure to comply or alleging any injury or damage caused by a Hazardous Substance;

                  (b) The Companies and the Partnership have not Released any Hazardous Substances in violation of Environmental Laws or so as to require response under Environmental Laws nor to the knowledge of the Companies caused any person to be injured or damaged by any Hazardous Substance and, to the Knowledge of the Companies, there has been no Release of any Hazardous Substance by any other person beneath, above or into the environment from, onto, into or surrounding any of the Transferred Property;

                  (c) The Companies and the Partnership have not filed or received any written notice of a Release or threatened Release of a Hazardous Substance or been notified that they may be a potentially responsible party or received any request for information regarding the shipment or disposal of Hazardous Substances at any site;

                  (d) The Companies and the Partnership possess (or have timely filed applications which are pending for) all licenses and permits required by all Environmental Laws applicable to the ownership and operation of the Transferred Property and the Companies and the Partnership have complied






   in all respects with the terms and conditions of such licenses and permits;

                  (e) No underground storage tanks are present on or under the Transferred Property which contain or, to the Knowledge of the Companies, heretofore contained any Hazardous Substances. The Companies and the Partnership hereby inform Chiquita of the tank notification requirements set forth in Minn. Stat. Section 116.48. This disclosure is intended to satisfy Minn. Stat. Section116.48, Subd. 5;

                  (f) The Transferred Property is not subject to any lien or other encumbrance arising from the operation or violation of any Environmental Law;

                  (g) Except as set forth in this Section, the Companies make no warranties or representations concerning past or present compliance with Environmental Laws by the Companies or the Partnership.

             4.19 Brokers. Neither any of the Companies nor the Partnership has any obligation to pay any brokers', finders' or any similar fee in connection with the transactions contemplated by this Agreement.

             4.20 Tax and Other Returns and Reports.

                  (a)  Filing of Tax Returns.  Except as set
   forth in the Disclosure Schedule, each of the Companies and the Partnership (and any affiliated group of which any of the Companies or the Partnership is now or has been a member) has timely filed with the appropriate taxing authorities all returns (including, without limitation, information returns and other material information) in respect of Taxes required to be filed through the date hereof and has paid the amount of Taxes shown to be due on such returns. Except for adjustments by governmental authorities, at the time they were filed and as of the date hereof, all such returns were and are complete and accurate in all Material respects. For purposes of this
   Section 4.20, the term "Companies" or "Partnership" shall be deemed to include any predecessor of the Companies or the Partnership or any Persons from which the Companies or the Partnership incurs a liability for Taxes as a result of transferee liability. Except as specified in the Disclosure Schedule, neither any of the Companies nor the Partnership nor any group of which any of the Companies and/or their Subsidiaries is now or was a member, has requested any extension of time within which to file returns (including, without limitation, information returns) in respect of any Taxes.

                  (b)  Payment of Taxes.  Except as set forth in






   the Disclosure Schedule: (i) all of the Companies' Taxes, in respect of periods through and including June 30, 1997, have been paid, or an adequate reserve on the Closing Financial Statements has been established by the Companies therefor,
   (ii) the Companies do not have any liability for Taxes, in respect of periods through and including June 30, 1997, in excess of the amounts so paid or reserves so established,
   (iii) the Companies have paid or will have paid all Taxes due on or prior to the Closing Date, and (iv) the Partnership has paid or will have paid all Taxes due on or prior to the Closing Date.

                  (c)  Audit History.  The Disclosure Schedule
   sets forth all claims for deficiencies for Taxes including description, amount, and with respect to resolved claims, the resolution thereof asserted by any governmental authority against any of the Companies or the Partnership which remain unresolved as of the date hereof or which were resolved since the date of the 1996 Historical Financial Statements. Except as set forth in the Disclosure Schedule, no deficiencies for Taxes have been claimed, proposed, or assessed by any taxing or other governmental authority, which deficiencies have not been paid. Except as set forth in the Disclosure Schedule, there are no pending or, to the Knowledge of the Companies, threatened audits, investigations or claims for or relating to any liability in respect of Taxes, and there are no matters under discussion with one or more governmental authorities with respect to Taxes that will result in an obligation by the Companies or the Partnership or their Subsidiaries to pay additional Taxes, and no governmental authority is asserting any claims for Taxes. Except as set forth in The Disclosure Schedule, neither the Companies nor the Partnership have received any notice that any taxing authority intends to audit a return for any period. Except as set forth in The Disclosure Schedule, no extension of a statute of limitations relating to Taxes is in effect with respect to any of the Companies or the Partnership.

                  (d) Affiliated Groups. Except as set forth in the Disclosure Schedule, the Companies and the Partnership have not been a member of any consolidated, combined or unitary group for Tax purposes for any tax periods, which remain subject to assessment.

                  (e) Joint Ventures, Etc. Except as set forth in the Disclosure Schedule, since January 1, 1992, neither any of the Companies nor the Partnership is nor has been a party to any joint venture, partnership or other arrangement that could be treated as a partnership for Tax purposes.

                  (f) Section 341(f). None of the Companies has consented to the application of Code Section 341(f).






                  (g) Foreign Operations. Except as set forth in the Disclosure Schedule, since February 28, 1994, neither any of the Companies nor the Partnership has had a permanent establishment in any foreign country and has not engaged in a trade or business in any foreign country.

                  (h)  Withholding Requirements.  Neither the
   Code or any other provision of Law requires Chiquita to withhold Tax from any portion of the Purchase Price.

                  (i)  Tax Sharing Agreement.  The Disclosure
   Schedule lists any Tax allocation or Tax sharing agreement or arrangement which was since February 28, 1994, and prior to the Closing is or was in existence.

                  (j) Intercompany Transactions. A list of all intercompany transactions including deferred intercompany transactions, both terms as defined in the Income Tax Regulations Sec. 1.1502-13(a) of the Code, which will result in the payment of any tax after the Closing Date and which exist because of transactions between any of the Companies and the Partnership are set forth in the Disclosure Schedule, except those which arose in the ordinary course of business from the intercompany sale of inventory.

                  (k)  Withholding.  Each of the Companies and
   the Partnership has paid to the proper taxing authorities or is withholding and will pay when due to the proper taxing authorities all amounts required to be withheld or paid with respect to all Taxes on income, unemployment, social security
   (FICA) or other similar programs or benefits with respect to salary and other compensation of its directors, officers and employees and any other Tax required to be withheld.

                  (l)  Independent Contractors.  The Companies
   have reported to the Federal Government on Form 1099 all independent contractors of the Companies who have earned in excess of $600 in any calendar year, and the Disclosure Schedule sets forth all such independent contractors since January 1, 1994.

                  (m) Regulation Section1-301.7701. No election has been made under Regulation Section 1-301.7701 to treat any of the Companies or the Partnership as a taxable entity other than a Corporation in its own right.

             4.21 Real Estate. The Disclosure Schedule lists and briefly describes (i) all Real Estate covered by the Title Commitments delivered to the Companies as of the date hereof, and (ii) all real property or improvements leased or subleased by or to any of the Companies. Except for Existing Liens or as shown on the Surveys, the Real Estate covered by the Title






   Commitments: (a) is not subject to any leases or tenancies of any kind; (b) is not in the possession of any adverse posses-sors; (c) has direct access to and from a public road or street except for easements necessary to satisfy Section 7.19 below; (d) is used in a manner which is consistent with applicable Law; (e) is in the peaceful possession of any one or more of the Companies; and (f) is served by all water, sewer, electrical, telephone, drainage and other utilities and has all necessary easements therefor as is currently required for the normal operations of the Buildings and the Real Estate except for easements necessary to satisfy Section 7.19 below. Except for Existing Liens or as shown on the Surveys, each of the Companies enjoys and is entitled to peaceful possession of all of the Real Estate owned or used by it except for leases or easements necessary to satisfy Section 7.19 below and, in the case of Real Estate leased by it, is entitled to peaceful possession as lessee for the term of the lease and for any renewal period provided for therein (upon exercise of any renewal option) in accordance with the terms of such lease. Except as set forth in the Disclosure Schedule or Title Commitments, the Companies have no Knowledge of real property owned by the Companies.

             4.22 Other Approvals. No permission, approval, determination, consent or waiver by, or any declaration, filing or registration with, any Person is required in connection with the execution, delivery and performance of this Agreement, the Certificate and Articles of Merger and all of the other documents and instruments required by this Agreement by the Companies, except for compliance with the requirements of the Hart-Scott-Rodino Act (15 U.S.C. Section
   18A) and the regulations promulgated thereunder and the filing of the Certificate of Merger with the State of New Jersey and the Articles of Merger with the State of Minnesota.

             4.23 Investments. All of the Existing Investments are listed on the Disclosure Schedule. Except for the Existing Investments, none of the Companies owns, nor has any right or obligation to acquire, any Investment.

             4.24 Labor Matters. (a) Except as set forth in the Disclosure Schedule, there is no present or former employee of any one or more of the Companies, who has made or filed any claim against any one or more of the Companies (whether under Law, under any employee agreement or otherwise) on account of or for: (i) overtime pay, other than overtime pay for the current payroll period; (ii) wages or salaries, other than wages or salaries for the current payroll period; or (iii) vacations, sick leave, time off or pay in lieu of vacation or time off, other than vacation, sick leave or time off (or pay in lieu thereof) earned in the period immediately preceding June 30, 1997, which will be fully recorded as a liability in






   the Closing Financial Statements, or incurred in the ordinary course of business after June 30, 1997.

                  (b)  Except as set forth in the Disclosure
   Schedule: (i) there are no pending and unresolved claims by any Person against any of the Companies arising out of any statute, ordinance or regulation relating to discrimination to employees or employee practices or occupational or safety and health standards or Migrant Workers; (ii) there is no pending, nor has any of the Companies experienced since January 1, 1992, any, labor dispute, strike or work stoppage which adversely affects or is likely to adversely affect the business of any of the Companies or which is likely to or would interfere with the continued operation of any of the Companies; and (iii) to the Knowledge of the Companies there is no threatened labor dispute, strike or work stoppage which is likely to or would adversely affect the business of any of the Companies or which may or would interfere with the continued operation of any of the Companies.

                  (c)  Except as set forth in the Disclosure
   Schedule: (i) there is not now pending or, to the Knowledge of the Companies, threatened any charge or complaint against any one or more of the Companies by or before the National Labor Relations Board or any representative thereof, or any comparable state agency or authority; (ii) none of the Companies has committed any unfair labor practices which have not heretofore been corrected and fully remedied; (iii) to the Knowledge of the Companies, no union organizing activities are in process or have been proposed or threatened involving any employees of any of the Companies not presently organized; and
   (iv) to the Knowledge of the Companies no petitions have been filed, or have been threatened or proposed to be filed, for union organization or representation of employees of any of the Companies not presently organized.

             4.25 Articles; Bylaws.  True and correct copies of
   (a) the Articles of Incorporation and Bylaws of each of the Companies and (b) the Certificate of Partnership of the Partnership, all as in effect on the date of this Agreement, have been delivered to Chiquita.

             4.26 Indebtedness. All of the Existing Indebtedness is listed on the Disclosure Schedule.

             4.27 Subsidiaries. Neither any of the Companies nor the Partnership has any Subsidiaries.

             4.28 Accounts. All of the Accounts of the Companies and the Partnership reflected in the Closing Balance Sheets will, in the aggregate, be collectable in full in the ordinary course of their respective businesses at face value, except to






   the extent of reserves for doubtful accounts and discounts provided for in the Closing Balance Sheets.

             4.29 Inventory. The Inventory of the Companies and the Partnership reflected in the Closing Balance Sheets will, in the aggregate, be of good, undamaged and merchantable quality and condition and usable and saleable in the ordinary course of business at an aggregate value at least equal to its carrying value on the Closing Balance Sheets, except to the extent of reserves for such matters reflected in the Closing Balance Sheets.

             4.30 Unemployment Compensation.  Each of the
   Companies has made all required payments to its unemployment compensation reserve accounts with the appropriate governmental departments. Except as set forth in the Disclosure Schedule, all such unemployment compensation accounts have positive balances.

             4.31 Intangible Assets. (a) All of the patents, trademark registrations, service mark registrations, copyright registrations and applications therefor owned or used by any of the Companies are listed on the Disclosure Schedule.

                  (b)  Except as set forth in the Disclosure
   Schedule, to the Knowledge of the Companies each of the Companies owns the entire right, title and interest in and to each of its Intangible Assets and has not licensed or granted the right to use any of the Intangible Assets to any other person.

                  (c)  Except as set forth in the Disclosure
   Schedule: (i) to the Knowledge of the Companies there are no claims, demands or proceedings instituted or pending or threatened by any Person contesting or challenging the right of any one or more of the Companies to use any of the Intangible Assets; (ii) to the Knowledge of the Companies there are no patents, trademarks, trade names or copyrights owned by a Person which any one or more of the Companies is using without license or right to do so; (iii) to the Knowledge of the Companies each of the Companies owns or possesses adequate licenses or other rights to use all patents, trademarks, trade names or copyrights necessary to conduct its business as now conducted; and (iv) all patents, patent applications, trademarks, trade names, copyrights and rights to discoveries or inventions (whether or not patentable) owned or held by any Affiliate or any Employee used by the Companies in the conduct of their businesses have been duly and effectively transferred to one of the Companies.

             4.32 Customers. Since March 1, 1997, there has been no termination, cancellation or material curtailment of the






   business relationship of any one or more of the Companies with any customer or group of affiliated customers whose purchases individually or in the aggregate constituted more than five percent (5%) of the consolidated sales of the Companies as a whole for the fiscal year ended February 28, 1997, nor has any notice of intent to so materially curtail been given either
   (i) to any of the Companies in writing or (ii) orally to any of the Persons listed in Schedule 1.

             4.33 Disclosure. No statement of fact by the Companies contained in this Agreement or in the Disclosure Schedule contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary in order to make the statements herein or therein contained, in the light of the circumstances under which they were made, not misleading as of the date to which it speaks.

             4.34 Ancillary Agreements. The Companies have delivered to Chiquita true and complete copies of the Consulting Agreement, the Employee and Equipment Leasing Agreement, the Employment Agreement, the Partnership Amendment and the Supply Agreement as executed on the date hereof.


                             ARTICLE 5

             REPRESENTATIONS AND WARRANTIES OF CHIQUITA

             Chiquita hereby represents and warrants to the Companies that:

             5.1 Organization. Chiquita is a corporation duly and validly organized and existing and in good standing under the Laws of the State of New Jersey.

             5.2 Authorization; Enforceability. The execution, delivery and performance by Chiquita of this Agreement, the Related Documents and all of the other documents and instruments required by this Agreement to be executed and delivered by Chiquita are within the corporate power of Chiquita and have been duly authorized by all necessary corporate action by Chiquita. This Agreement is, and the Related Documents and the other documents and instruments required by this Agreement to be executed and delivered by Chiquita are or will be, when executed and delivered by Chiquita, the valid and binding obligations of Chiquita, enforceable against Chiquita in accordance with their respective terms, except as the enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws generally affecting the rights of creditors and subject to general equity principles. Except for the approval of the transactions contemplated by this






   Agreement by the Board of Directors of Chiquita, no further approvals of any kind are required for Chiquita to perform this Agreement, the Related Documents and all documents and instruments by Chiquita required by this Agreement.

             5.3 No Violation or Conflict. The execution, delivery and performance of this Agreement, the Related Documents and all of the other documents and instruments required by this Agreement by Chiquita do not and will not conflict with or violate any Law, the Articles of Incorporation or Bylaws of Chiquita or (except to the extent that it would not affect the validity or enforceability of this Agreement with respect to Chiquita) any contract or agreement to which Chiquita is a party or by which it is bound.

             5.4 Brokers. Chiquita has no obligation to pay any brokers', finders' or any similar fee in connection with the transactions contemplated by this Agreement.

             5.5 Litigation. There are no actions, suits or proceedings pending or, to the knowledge of Chiquita, threatened against Chiquita by any Person which question the validity, legality or propriety of the transactions contemplated by this Agreement.

             5.6  Governmental Approvals.  No permission,
   approval, determination, consent or waiver by, or any declaration, filing or registration with, any Person is required in connection with the execution, delivery and performance of this Agreement or the Related Documents by Chiquita, except for compliance with the requirements of the Hart-Scott-Rodino Act (15 U.S.C. Section 18A) and the regulations promulgated thereunder and the filing of the Certificate of Merger with the Secretary of State of the State of New Jersey and the Articles of Merger with the Secretary of State of the State of Minnesota.

             5.7 Capitalization. (a) The entire authorized capital stock of Chiquita consists of: (i) 150,000,000 shares of Capital Stock, $.33 par value, of which 56,267,142 were issued and outstanding on July 16, 1997; (ii) 4,000,000 shares of Voting Cumulative Preference Stock, issuable in series, without nominal or par value, none of which are issued and outstanding; (iii) 10,000,000 shares of Non-Voting Cumulative Preferred Stock, $1.00 par value, of which (A) 2,875,000 shares have been designated $2.875 Non-Voting Cumulative Preferred Stock, Series A, all of which are issued and outstanding, and (B) 2,300,000 shares have been designated $3.75 Cumulative Convertible Preferred Stock, Series B, all of which are issued and outstanding.







                  (b) All of the Chiquita Common and Preferred Shares to be issued pursuant to this Agreement will be, when issued: (i) duly authorized, validly issued and fully paid;
   (ii) nonassessable, (iii) free of any preemptive rights or other rights to purchase securities of Chiquita (except as set forth in Exhibit C hereto), (iv) issued in full compliance with applicable securities laws assuming the accuracy of the information supplied and representations made by the Shareholders in the Shareholders Certifications and the Shareholder Agreements, and (v) in the case of the Chiquita Common Shares to be issued pursuant to this Agreement, listed on the New York Stock Exchange, the Pacific Stock Exchange and the Boston Stock Exchange. As of the Effective Time of the Merger, the Chiquita Preferred Shares will be entitled to the rights and preferences described in the attached Exhibit C.

                  (c)  As of the Effective Time, New Owatonna
   will be a limited liability company organized under the laws of the State of Delaware and wholly-owned by Chiquita, Chiquita will have no intent to transfer any of its ownership of New Owatonna to any Person, and New Owatonna will have no intent to issue any ownership interest to any Person other than Chiquita.

             5.8  Securities Filings.  Chiquita and its
   Subsidiaries have filed all documents required to be filed by them with the Commission as required by Law.

             5.9 Disclosure. No statement of fact by Chiquita contained in this Agreement or the Related Documents contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements herein or therein contained, in the light of the circumstances under which they were made, not misleading as of the date to which it speaks. No statement of fact in the Disclosure Documents will contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading as of the date of the Disclosure Documents and the Effective Time of the Merger.

             5.10 Investment Intent. Chiquita is acquiring the shares of Stock being acquired by it for investment for its own account and not with a view to resale or distribution within the meaning of the Act. Chiquita does not presently intend to divide its participation with others or to resell or otherwise dispose of all or any part of the shares of Stock being acquired by it (other than possibly with or to an Affiliate of Chiquita) unless and until Chiquita determines at some future date that changed circumstances, not now anticipated, make such disposition advisable. Chiquita acknowledges that the shares of Stock being acquired by it






   pursuant to this Agreement are not being registered under the securities Laws of the United States or any state thereof in reliance upon one or more exemptions from the registration requirements made available under such Laws, and that the statutory basis for such exemption(s).


                             ARTICLE 6

                CERTAIN MATTERS PENDING THE CLOSING

             From and after the date of this Agreement and until the Closing Date or the termination of this Agreement pursuant to Section 13.1, except as otherwise disclosed in the Disclosure Schedule:

             6.1 Full Access. (a) Chiquita and its authorized agents, officers and representatives shall have full access to all properties, books, records, contracts, information and documents of the Companies to conduct such examination and investigation of the Companies as Chiquita reasonably deems necessary, provided that such examinations shall be during the Companies' normal business hours and shall not unreasonably interfere with the Companies' operations and activities. Such examination and investigation will be subject to the Confidentiality Agreement.

                  (b) Chiquita shall have the right to conduct an environmental assessment at the Transferred Property prior to the Closing Date. Chiquita's environmental assessment shall be conducted by NES, Inc. Said environmental consultant shall be licensed, bonded and insured in accordance with applicable laws and regulations. Any such environmental assessment will be subject to the Temporary Access Agreement and the Confidentiality Agreement.

             6.2 Carry on in Regular Course. The Companies shall carry on their businesses in the regular course and substantially in the same manner as past practices.

             6.3 Use of Assets. The Companies shall use, operate, maintain and repair all of their assets and properties in the regular course and substantially in the same manner as past practices.

             6.4 Preservation of Relationships. The Companies shall use their reasonable efforts to preserve their business organizations intact, to retain the services of the Employees and to conduct business with suppliers, customers, creditors and others having business relationships with the Companies in the regular course and substantially in the same manner as past practices.






             6.5 No Default. The Companies shall not do any act or omit to do any act, or permit any act or omission to act, which will cause a breach of any of the Contracts.

             6.6 Publicity. Whether or not the transactions contemplated by this Agreement are consummated, Announcements made prior to the Closing Date or, with respect to Announcements disclosing the aggregate value of the Total Merger Consideration (or information from which that aggregate value could be derived or calculated), on or after the Closing Date, shall be made only at such times and in such manner as may be mutually agreed upon by Chiquita and the Shareholders Representatives (or in the case of an Announcement made prior to the Closing Date, by Chiquita and the Companies), provided, however, that any party shall be entitled to make an Announcement if, in the opinion of its counsel, such Announcement is required to comply with any Law, regulatory authority or any rule or regulation of the Commission, any state securities regulatory agency or any securities exchange or securities quotation system without the consent of the other parties but, in such event, such party shall use reasonable efforts to provide the other parties with a copy of such Announcement and the opportunity to comment on such Announcement prior to its distribution or publication.

             6.7 Existing Insurance Policies. The Companies shall use reasonable efforts to maintain all of their Insurance Policies in full force and effect.

             6.8 Employment Matters. Without the prior consent of Chiquita, the Companies shall not: (a) grant any increase in the rate of pay of any of the Employees except for increases in the ordinary course of business of the Companies, consistent with past practice; (b) institute or amend any Employee Benefit Plan except as set forth on the Disclosure Schedule; or (c) enter into or modify any written employment arrangement with any Person, except for agreements with Migrant Workers entered into in the ordinary course of business. Chiquita acknowledges and consents to the payment of a bonus by the Companies to Chadwick S. Lange subsequent to March 1, 1997 in the amount of approximately $1,500,000.

             6.9 Contracts and Commitments. Without the prior consent of Chiquita, the Companies shall not (a) enter into any contract or commitment or engage in any transaction not in the usual and ordinary course of business and consistent with their normal business practices, or (b) purchase, lease, sell, license or dispose of any capital asset or Intangible Asset except for purchases, sales, leases or dispositions in the ordinary course of business consistent with past practices.

             6.10 Indebtedness; Investments.  Without the prior






   consent of Chiquita, the Companies shall not create, incur or assume any Indebtedness except for trade accounts payable incurred in the ordinary course of business or make any Investment.

             6.11 Certain Transactions. Except for the transactions described in this Agreement, the Companies shall not (a) merge or consolidate with, or acquire all or substantially all of the properties and assets of, any other Person, (b) sell, lease or exchange all or any part of its assets and properties to any other Person except for sales of inventory by the Companies in the ordinary course of business; or (c) issue any Stock or other equity interests in the Company; or enter into any agreement, negotiations or discussions with, or encourage, solicit or accept any offers or proposals from, any Person with respect to any of the possible transactions referred to in clause (a), (b) or (c).

             6.12 Duties Concerning Covenants and Repre-
   sentations.    Each party to this Agreement shall:

                  (a)  use reasonable efforts, subject to the
   satisfaction of such party's own conditions precedent set forth in Articles 7 or 8, to take all actions and do all things reasonably necessary, proper or advisable to consummate the transactions described in this Agreement;

                  (b)  to the extent within its control, use
   reasonable efforts to cause all of its representations and warranties contained in this Agreement to be true and correct in all material respects on the Closing Date with the same force and effect as if such representations and warranties had been made on and as of the Closing Date; and

                  (c) use reasonable efforts to obtain any third party consents or approvals required by this Agreement and to cause all of the conditions precedent set forth in Articles 7 and 8 of this Agreement to be satisfied including without limitation:
   (i) the filing of all materials reasonably required to be filed with (A) the Federal Trade Commission and the Department of Justice under the Hart-Scott-Rodino Act and to request early termination of the applicable waiting periods under such Law, and (B) the New York Stock Exchange, the Pacific Stock Exchange and the Boston Stock Exchange to request the listings described in Sections 7.11 and 8.9 of this Agreement; and (ii) obtaining the consents or other actions required for the transfer, renewal or reissue to New Owatonna of all licenses, permits, authorizations, contracts and other rights listed under Sections 4.5(a) through 4.5(c) and Section 4.17 of the Disclosure Schedule as requiring the same; provided, however, that the Companies shall not be obligated to incur any






   expenses in connection with such consents unless the funds therefor are furnished by Chiquita.

             6.13 Amendments. The Companies shall not amend their respective Articles of Incorporation or Bylaws and the Partnership not to amend its partnership agreement.

             6.14 Dividends; Redemptions; Issuance of Stock. Except as described in the Disclosure Schedule, the Companies shall not (a) issue any additional shares of stock of any class or grant any warrants, options or rights to subscribe for or acquire any additional shares of stock of any class,
   (b) declare or pay any dividend or make any capital or surplus distributions of any nature, or (c) directly or indirectly redeem, purchase or otherwise acquire, recapitalize or reclassify any of their capital stock or (d) dissolve or liquidate any of the Companies or the Partnership.

             6.15 Reporting to Chiquita. The Companies and the Partnership shall (a) promptly deliver to Chiquita interim financial statements of the Companies and the Partnership including such reports, projections and budgets relating to the Companies and the Partnership as are prepared for internal use, and (b) confer with representatives of Chiquita on a regular and frequent basis to report on operational matters and the general status of ongoing operations.

             6.16 Blue Sky Approvals. Chiquita will file all documents required to obtain, prior to the Effective Time of the Merger, all necessary approvals under state securities laws, if any, required to carry out the transactions contemplated by this Agreement, will pay all expenses incident thereto and will use its best efforts to obtain such approvals.

             6.17 Shareholders Meetings. Each Company shall take all necessary action to convene a meeting of its Shareholders on September 23, 1997 (or such later date as shall be mutually agreed to by the parties hereto) to consider and vote upon the approval of this Agreement and the Merger in compliance with the Minnesota Business Corporation Act. Each Company will (a) recommend by the affirmative vote of all members of its Board of Directors that Shareholders vote in favor of approval of this Agreement and the Merger; and (b) solicit from Shareholders proxies in favor thereof. Chiquita and the Companies will jointly prepare a Private Placement Memorandum/Proxy Statement (the "Private Placement Memorandum") for use in connection with the offering of Chiquita Preferred and Common Shares to Shareholders in connection with the Merger and the solicitation of proxies for said meetings of Shareholders. The Companies will provide for use in, or in connection with the preparation of, the Private






   Placement Memorandum any and all information in their possession concerning the Companies and the Shareholders which is necessary or desirable, as determined by Chiquita, in order to comply with federal and state securities and other laws applicable to such offering and solicitation, including financial statements of, and other financial information pertaining to, the Companies. In addition, the Companies shall provide for inclusion in the Private Placement Memorandum a description of this Agreement, the transactions contemplated hereby (including the terms of the Merger), the tax and other consequences of the transactions contemplated hereby for the Shareholders and information concerning the meetings of Shareholders to vote on the Merger and the solicitation of proxies for such meetings. Chiquita will provide all other information to be included in the Private Placement Memorandum, including a description of Chiquita's capital stock and risk factors to be considered in making an investment decision in connection with the Merger, Chiquita's Annual Report on Form 10-K for the year ended December 31, 1996, a copy of Chiquita's 1996 Annual Report to Shareholders, a copy of Chiquita's Proxy Statement for its Annual Meeting of Shareholders held on May 14, 1997, a copy of Chiquita's Quarterly Reports on Form 10-Q for the quarters and periods ended on March 31, 1997 and June 30, 1997, and a copy of each periodic or current report Chiquita files with the Securities and Exchange Commission under the Securities Exchange Act of 1934 at any time between the date of this Agreement and the Closing Date (collectively, the "Disclosure Documents"). The Companies will cause the Private Placement Memorandum, the form of Shareholder Agreement and, to the extent not previously furnished, the form of Shareholders Certification to be couriered to all Shareholders as promptly as practicable after the date hereof, and will use all reasonable efforts to obtain fully completed and signed Shareholder Agreements and Certifications prior to the scheduled date of the Shareholders' meetings to consider this Agreement and the Merger. Chiquita shall be solely responsible for determining whether the Private Placement Memorandum, including the extent of information contained in the Private Placement Memorandum, provides the disclosures necessary to satisfy Regulation D under or Section 4(2) of the Act and applicable state "Blue Sky" Laws in connection with the Merger.

             6.18 Notice of Dissenting Shareholders. The
   Companies shall (a) promptly notify Chiquita of all written notices filed by Shareholders pursuant to Section 473 of the Minnesota Business Corporation Act to demand the fair value of Stock owned by them and (b) not enter into any negotiations or settlement with, or make or agree to make any payment to, such Shareholders without the prior written consent of Chiquita.

             6.19 No Encouragement of Dissent.  The Companies






   will not, directly or indirectly, encourage or advise any of the Shareholders to exercise, or recommend to the Shareholders that they exercise, their right to dissent from the Merger and demand payment for the value of such Shareholder's shares of Stock pursuant to Section 471 of the Minnesota Business Corporation Act.


                             ARTICLE 7

             CONDITIONS PRECEDENT TO THE OBLIGATIONS OF
                              CHIQUITA

             Each and every obligation of Chiquita to be performed on the Closing Date shall be subject to the satisfaction prior to or at the Closing of the following express conditions precedent:

             7.1 Compliance with Agreement. The Companies shall have performed and complied with, in all material respects, all of their obligations under this Agreement which are to be performed or complied with by them prior to or on the Closing Date.

             7.2 Proceedings and Instruments Satisfactory; Shareholders Approval. All proceedings, corporate or other, to be taken in connection with the transactions contemplated by this Agreement by the Companies and the Partnership, and all documents incident thereto, shall be reasonably satisfactory in form and substance to Chiquita. This Agreement and the Merger shall have been approved by the Shareholders of each Company.

             7.3  No Litigation.  (a)  There shall not be
   threatened, instituted or pending any action or proceeding, before any court or governmental authority or agency, domestic or foreign, (i) challenging or seeking to make illegal , or to delay or otherwise directly or indirectly restrain or prohibit, the consummation of the transactions contemplated by this Agreement, the Articles of Merger or the Certificate of Merger or seeking to obtain material damages in connection with such transactions, (ii) seeking to invalidate or render unenforceable any material provision of this Agreement, the Articles of Merger, the Certificate of Merger or any of the Related Agreements, or (iii) otherwise relating to and materially adversely affecting the transactions contemplated hereby or thereby.

                  (b)  There shall not be any action taken, or
   any statute, rule, regulation, judgment, order or injunction enacted, entered, enforced, promulgated, issued or deemed applicable to the transactions contemplated by this Agreement,






   the Articles of Merger or the Certificate of Merger by any federal, state or foreign court, government or governmental authority or agency, which would reasonably be expected to result, directly or indirectly, in any of the consequences referred to in paragraph (a) above.

             7.4  Representations and Warranties of the
   Companies. The representations and warranties made by the Companies in this Agreement shall be true and correct in all material respects when made and as of the Closing Date with the same force and effect as though said representations and warranties had been made on the Closing Date.

             7.5 Material Adverse Change. Between the date of this Agreement and the Closing Date, there shall not have been or occurred any Material Adverse Change.

             7.6 Deliveries Prior to or At Closing. At or prior to the Closing, the Companies shall have delivered to
   Chiquita: (a) a copy of the Articles of Incorporation of each of the Companies, as amended to date, each certified as of a recent date by the Secretary of State of Minnesota; (b) all corporate minute books, stock transfer books, blank stock certificates and corporate seals of the Companies; (c) a certificate of the Secretary of State of Minnesota as to the existence and good standing of each of the Companies, each dated as of a recent date; (d) certificates of the Secretary of each of the Companies certifying to: (i) the accuracy of a copy of the Bylaws of that Company, as amended to date, attached thereto; and (ii) the names of all officers and directors of that Company; (e) a completed and validly executed Shareholders Certification from each of the Shareholders; (f) the Companies Closing Certificates, the Companies Counsel Opinion and the Companies Tax Counsel Opinion; (g) such certificates of the officers of the Company or public officials and other documents as shall be reasonably requested by Chiquita to establish the existence and good standing of the Companies, the due authorization of this Agreement and the transactions contemplated hereby; (h) such affidavits and certificates of the Companies as shall be reasonably requested by the Title Company for it to issue the Title Policy referred to in Section 7.7 in the form described in Article 1, as well as an affidavit of Chadwick S. Lange and Dean Christiansen in the form of the attached Exhibit K to the extent required to issue a non-imputation endorsement with respect to their knowledge concerning the Real Estate; and (i) an Illinois property transfer form sufficient to facilitate the transfer of all the Real Property located in Illinois; the well disclosure statement required pursuant to Minnesota Statues Section 103I.235, Subd. 1(a); the individual sewage treatment system disclosure statement required pursuant to Minnesota Statutes Section 115.55, Subd. 6, disclosing any






   "individual sewage treatment system[s]" (as defined in Minnesota Statutes Section 115.55, Subd. 1(g)) located on the Real Property; any MPCA storage tank change in ownership notification required pursuant to Minnesota Statutes Section 116.48, Subd. 3; Chiquita's acceptance of the deliveries described in this clause (i) shall not be deemed a waiver by Chiquita of any statutory rights Chiquita may have pursuant to the statutes referred to in this clause (i).

             7.7 Real Estate. On or prior to the Closing Date, Chiquita shall have received a Title Commitment from the Title Company on, and a Survey of, each parcel of the Real Estate requested by Chiquita, in each case dated as of a date which is no earlier than 30 calendar days prior to the Closing Date. On the Closing Date, Chiquita shall receive from the Title Company an irrevocable commitment to issue a Title Policy based on a date down of the Title Commitment to the Closing Date on the Real Estate, which shall: (i) be in the amount of the fair market value of the Real Estate of Chiquita's choice for which it has Title Commitments, as reasonably determined by Chiquita; and (ii) insure the Companies' titles to the Real Estate covered by Title Commitments in accordance with the provisions set forth in this Agreement and the Title Commitments. The Title Commitments, the Surveys and the date down of the Title Commitments described in the foregoing shall not disclose the existence of any Lien which is not an Existing Lien as of the date of this Agreement and which would have a Material Adverse Effect.

             7.8 Escrow Agreement. The Escrow Agreement shall have been executed by the Escrow Agent and the Shareholders
   Representatives and delivered to Chiquita.

             7.9 Affiliates. All Accounts owed as of June 30, 1997 by a Company or Farmco shall have been recorded in the Closing Financial Statements, and all Accounts owed as of June 30, 1997 by an Affiliate, other than one of the Companies or Farmco, shall have been paid in full.

             7.10 Registration Rights Agreement.  The
   Shareholders Representatives shall have executed and delivered to Chiquita the Registration Rights Agreement.

             7.11 Listing; Blue Sky. Chiquita shall have received advice from the New York Stock Exchange, the Pacific Stock Exchange and the Boston Stock Exchange that the shares of Chiquita Common Stock to be issued pursuant to this Agreement are approved for listing on such exchanges subject to notice of issuance. Chiquita shall have received all state securities law and commission authorizations necessary to carry out the transactions contemplated by this Agreement.







             7.12 Amendment of Certificate of Incorporation.  The
   Board of Directors of Chiquita or its Executive Committee shall have adopted an amendment to its Second Restated
   Certificate of Incorporation as follows:

                  (a) Section IV of such certificate shall have been amended to add a new Subsection F titled "Special
   Provisions Applicable to Series C Preference Stock," in the form attached hereto as Exhibit C;

                  (b)  paragraph (g) of Subsection D of Section
   IV of such certificate, titled "Equal Rank," shall have been amended to read in its entirety as follows:

                  "(g) Equal Rank.

                  All shares of Series A Preferred Stock shall be identical in all respects, andall shares of Series A Preferred Stock shall be of equal rank with (i) shares of $3.75 Convertible Preferred Stock, Series B, and (ii) $2.50 Convertible Preference Stock, Series C, in respect of the preference as to dividends and to payments upon the Liquidation of the Corporation."

                  (c)  paragraph (g) of Subsection E of Section
   IV of such certificate, titled "Equal Rank," shall have been amended to read in its entirety as follows:

                  "(g) Equal Rank.

                  All shares of Series B Preferred Stock shall be identical in all respects, and all shares of Series B Preferred Stock shall be of equal rank with (i) shares of $2.85 Non-Voting Cumulative Preferred Stock, Series A, and (ii) $2.50 Convertible Preference Stock, Series C, in respect of the preference as to dividends and to payments upon the Liquidation of the Corporation."

                  (d)  Either a certificate of amendment or a
   certificate of restatement of such certificate, reflecting the amendments set forth in paragraphs (a) through (c), shall have been filed in the office of the Secretary of State of the State of New Jersey, pursuant to Section 14A:9-4(5) or Section 14A:9-5(5) of the New Jersey Business Corporation Act.

             7.13 Ancillary Agreements.  The Consulting
   Agreement, the Employee and Equipment Leasing Agreement, the
   Employment Agreement, the Partnership Amendment and the Supply
   Agreement shall continue to be in full force and effect and






   shall not have been amended in any respect from the copies thereof delivered to Chiquita pursuant to Section 4.34.

             7.14 No Shareholder Dissents. No Shareholder shall have filed with the Companies, and not withdrawn, written notice of intent to demand the fair value of his or her Stock pursuant to Section 471 of the Minnesota Business Corporation Act.

             7.15 Receipt of Shareholder Agreements, Shareholders
   Certifications, Investment Representative Agreements.
   Chiquita shall have received (i) properly executed and completed Shareholder Agreements and Shareholders
   Certifications from all Shareholders, and (ii) properly executed and completed Investment Representative Agreements from each investment representative appointed in accordance with a Shareholders Certification.

             7.16 Nonoccurrence of Certain Conditions. The following shall not have occurred and be continuing:

                  (a)  in the sole judgment of Chiquita, based
   upon advice of counsel, it would be appropriate to disclose in an amendment or supplement to the Private Placement Memorandum information not otherwise then required by law to be publicly disclosed; and

                  (b)  in the sole judgment of Chiquita, such
   disclosure is likely to interfere with any existing or prospective business situation, transaction or negotiation of Chiquita or any of its subsidiaries or affiliates.

             7.17 Consents. The Companies shall have obtained all third party consents or other actions required for the consummation of the transactions contemplated by this Agreement, including the Drop-Down and including the consents or other actions required for the transfer, renewal or reissue to New Owatonna of all licenses, permits, authorizations, contracts and other rights listed under Sections 4.5(a) through 4.5(c) and Section 4.17 of the Disclosure Schedule as requiring the same. Without limiting the generality of the foregoing, Midwest shall have obtained a waiver from Geo. A. Hormel & Company of its right, as a result of the transactions contemplated hereby, to give notice of termination of its Custom Manufacturing Agreement dated January 4, 1988 with Midwest pursuant to the last sentence of the first paragraph 6 of Article XVII thereof.

             7.18 Surveys. Chiquita shall be satisfied, in its reasonable discretion, that none of the Surveys of the Real
   Estate which it has reviewed disclose any matter which would have a Material Adverse Effect.






             7.19 Leases, etc. Chiquita shall be satisfied, in its reasonable discretion, that it has all leases, licenses, easements, operating agreements and other documents and agreements reasonably necessary to continue to operate the Real Estate in the ordinary course of business, including without limitation the proper agreements with Farmco regarding the real estate formerly owned by the Companies which has been conveyed to Farmco.

             7.20 Transfer of Certain Properties. Farmco shall have acquired all of OCC's right, title and interest in, to and under the properties listed on Schedule 5 hereto for an aggregate consideration of $1.00, on a quitclaim basis without any representation or warranty by OCC as to any matter whatsoever and shall have agreed to indemnify OCC and hold it harmless from and against any and all liabilities, including environmental liabilities, associated with such properties or the ownership thereof.

             7.21 Real Estate Agreements. Farmco and OCC shall have entered into the Real Estate Agreements.

             7.22 Lease Agreement. OCC shall have exercised its option in timely fashion to renew the Lease Agreement between the Partnership and OCC dated November 1, 1977 for a period of five years, commencing on November 1, 1997.

             7.23 Fees of Dorsey & Whitney LLP: The Companies shall have received a final statement of the fees and disbursements of Dorsey & Whitney LLP incurred by or for the benefit of the Companies in connection with the Merger or the other transactions contemplated by this Agreement, which statement shall indicate that as of the Closing Date no other fees and disbursements of Dorsey & Whitney LLP have been incurred by or for the benefit of the Companies in connection with the Merger or the other transactions contemplated by this Agreement. The fees and disbursements described in such final statement shall have been recorded in the Closing Financial Statements.



                             ARTICLE 8

                    CONDITIONS PRECEDENT TO THE
                    OBLIGATIONS OF THE COMPANIES

             Each and every obligation of the Companies to be performed on the Closing Date shall be subject to the satisfaction prior to or at the Closing of the following express conditions precedent:







             8.1 Compliance with Agreement. Chiquita shall have performed and complied with, in all material respects, all of its obligations under this Agreement which are to be performed or complied with by it prior to or on the Closing Date.

             8.2 Proceedings and Instruments Satisfactory; Shareholders Approval. All proceedings, corporate or other, to be taken in connection with the transactions contemplated by this Agreement by Chiquita, and all documents incident thereto, shall be reasonably satisfactory in form and substance to the Companies, and Chiquita shall have made available to the Companies for examination the originals or true and correct copies of all documents which the Companies may reasonably request in connection with the transactions contemplated by this Agreement. This Agreement and the Merger shall have been approved by the Shareholders of each of the Companies.

             8.3  No Litigation.  (a)  There shall not be
   threatened, instituted or pending any action or proceeding, before any court or governmental authority or agency, domestic or foreign, (i) challenging or seeking to make illegal , or to delay or otherwise directly or indirectly restrain or prohibit, the consummation of the transactions contemplated by this Agreement, the Articles of Merger or the Certificate of Merger or seeking to obtain material damages in connection with such transactions, (ii) seeking to invalidate or render unenforceable any material provision of this Agreement, the Articles of Merger, the Certificate of Merger or any of the Related Agreements, or (iii) otherwise relating to and materially adversely affecting the transactions contemplated hereby or thereby.

                  (b)  There shall not be any action taken, or
   any statute, rule, regulation, judgment, order or injunction enacted, entered, enforced, promulgated, issued or deemed applicable to the transactions contemplated by this Agreement, the Articles of Merger or the Certificate of Merger by any federal, state or foreign court, government or governmental authority or agency, which would reasonably be expected to result, directly or indirectly, in any of the consequences referred to in paragraph (a) above.

             8.4  Representations and Warranties.  The
   representations and warranties made by Chiquita in this Agreement shall be true and correct in all material respects when made and as of the Closing Date with the same force and effect as though such representations and warranties had been made on the Closing Date.

             8.5 Deliveries at Closing. Chiquita shall have de-livered to the Companies the following documents, each






   properly executed and dated the Closing Date: (a) the Chiquita Closing Certificate; and (b) the Chiquita Counsel Opinion. Chiquita shall have also delivered to the Companies such certificates and documents of officers of Chiquita and of public officials as shall be reasonably requested by the Companies to establish the existence and good standing of Chiquita and the due authorization of this Agreement and the transactions contemplated by this Agreement by Chiquita.

             8.6 Escrow Agreement. The Escrow Agreement shall have been executed by the Escrow Agent and Chiquita and delivered to the Companies.

             8.7 Registration Rights Agreement. Chiquita shall have executed and delivered to the Shareholders
   Representatives the Registration Rights Agreement.

             8.8 Chiquita Common and Preferred Shares. Chiquita shall have delivered to the Escrow Agent stock certificates representing that number of Chiquita Common and Preferred Shares having a Value equal to the Initial Merger Consideration in accordance with the terms and conditions of this Agreement.

             8.9  Listing; Blue Sky.  Chiquita shall have
   delivered to the Shareholders Representatives evidence that the shares of Chiquita Common and Preferred Stock to be issued pursuant to this Agreement are approved for listing on the New York Stock Exchange, the Pacific Stock Exchange and the Boston Stock Exchange, subject to notice of issuance. Chiquita shall have received all state securities law and commission authorizations necessary to carry out the transactions contemplated by this Agreement.

             8.10 Amendment of Certificate of Incorporation. Not later than September 10, 1997, the Board of Directors of Chiquita or its Executive Committee shall have adopted an amendment to its Second Restated Certificate of Incorporation as follows:

                  (a) Section IV of such certificate shall have been amended to add a new Subsection F titled "Special
   Provisions Applicable to Series C Preference Stock," in the form attached hereto as Exhibit C;

                  (b)  paragraph (g) of Subsection D of Section
   IV of such certificate, titled "Equal Rank," shall have been amended to read in its entirety as follows:










                  "(g) Equal Rank.

                  All shares of Series A Preferred Stock shall be identical in all respects, and all shares of Series A Preferred Stock shall be of equal rank with (i) shares of $3.75 Convertible Preferred Stock, Series B, and (ii) $2.50 Convertible Preference Stock, Series C, in respect of the preference as to dividends and to payments upon the Liquidation of the Corporation."

                  (c)  paragraph (g) of Subsection E of Section
   IV of such certificate, titled "Equal Rank," shall have been amended to read in its entirety as follows:

                  "(g) Equal Rank.

                  All shares of Series B Preferred Stock shall be identical in all respects, and all shares of Series A Preferred Stock shall be of equal rank with (i) shares of $2.85 Non-Voting Cumulative Preferred Stock, Series A, and (ii) $2.50 Convertible Preference Stock, Series C, in respect of the preference as to dividends and to payments upon the Liquidation of the Corporation."

                  (d)  Either a certificate of amendment or a
   certificate of restatement of such certificate, reflecting the amendments set forth in paragraphs (a) through (c), shall have been filed in the office of the Secretary of State of the State of New Jersey, pursuant to Section 14A:9-4(5) or Section 14A:9-5(5) of the New Jersey Business Corporation Act.

             8.11 Companies Counsel Tax Opinion. The Companies shall have received the executed Companies Counsel Tax
   Opinion, dated the Closing Date.

             8.12 Shareholder Dissents. No Shareholder shall have filed with the Companies, and not withdrawn, written notice of intent to demand the fair value of his or her Stock pursuant to Section 471 of the Minnesota Business Corporation Act.

             8.13 Real Estate Agreements. Farmco and OCC shall have entered into the Real Estate Agreements.

             8.14 Consulting Agreement.  OCC and Stephens J.
   Lange shall have entered into the Consulting Agreement.

             8.15 Business Name. Farmco and OCC shall have entered into an agreement (in a form reasonably acceptable to counsel for the Companies and Chiquita) providing that Farmco






   shall have a perpetual, royalty free right to use the name
   "Festal Farms Co." as a business name.

             8.16 Receipt of Shareholder Agreements. Chiquita shall have received properly executed and completed
   Shareholder Agreements from all Shareholders.

                             ARTICLE 9

                            INDEMNITIES


             9.1  Rights Against Escrow.  Subject to the
   limitations set forth in this Article 9, and, except as set forth in Section 9.3(a), solely by means of reimbursement from the Escrow Funds, Chiquita shall be indemnified and held harmless from and against any and all losses, damages, costs, expenses (including, without limitation, reasonable attorneys' fees and accounting fees and expenses, expenses incurred in discovery proceedings, as witnesses or in preparation for any judicial or administrative proceedings, and any other reasonable costs and expenses such as costs of investigations), liabilities, obligations, deficiencies and claims of any kind after taking account of (i) any insurance proceeds actually received (net of any expense incurred in obtaining such proceeds) and (ii) any current tax benefit actually realized (excluding any alleged benefit from additions to tax loss carryforwards), it being understood that no indemnified party shall have any obligation to claim any such tax benefit or to contest its denial by any governmental authority (collectively, "Losses") which Chiquita and the Companies, or any one or more of them, may at any time suffer or incur, or become subject to, as a result of or in connection with or related to:

                  (a)  any breach or inaccuracy of any of the
   representations and warranties made by the Companies in or pursuant to this Agreement;

                  (b) any failure by the Companies to carry out, perform, satisfy and discharge any of their covenants, agree-ments, undertakings or obligations in this Agreement or under any of the documents and materials executed or to be executed by the Companies pursuant to this Agreement;

                  (c) any disclosure made in Section 4.15 of the Disclosure Schedule pertaining to the exclusion of certain employees from participation in certain employee benefit plans of the Companies; and
                  (d) any suit, action, order, inquiry letter or other proceeding (including administrative proceedings) brought by any Person arising out of, or in any way related






   to, any of the matters referred to in Sections 9.1(a),9.1(b) or 9.1(c) of this Agreement.

             9.2  Indemnity by Chiquita.  Subject to the
   limitations set forth in this Article 9, Chiquita hereby indemnifies and holds each of the Shareholders harmless from and against, and agrees to promptly defend each of the Shareholders from and reimburse each of the Shareholders for, any and all Losses which each of the Shareholders may at any time suffer or incur, or become subject to, as a result of or in connection with or related to:

                  (a) any breach or inaccuracy of any of the representations and warranties made by Chiquita in or pursuant to this Agreement or the Related Documents;

                  (b)  any failure by Chiquita to carry out,
   perform, satisfy and discharge any of its covenants, agreements, undertakings or obligations in this Agreement, the Related Documents or under any of the documents and materials executed and delivered or to be executed and delivered by Chiquita pursuant to this Agreement; and

                  (c)  any suit, action or other proceeding
   brought by any Person arising out of, or in any way related to, any of the matters referred to in Sections 9.2(a) or 9.2(b) of this Agreement.

             9.3 Provisions Regarding Indemnity. (a) Except as set forth in the next following sentence, the rights to reimbursement from the Escrow Funds under this Article 9 and the Escrow Agreement shall be Chiquita's sole and exclusive remedy with respect to any Losses that Chiquita may suffer, sustain or become subject to pursuant to the terms of this
   Article 9, and Chiquita agrees that it shall not, and hereby waives all rights to, institute or maintain any suit, proceeding or action against the Shareholders or Shareholders Representatives or utilize or exercise any other legal or equitable remedy for the purpose of recovering damages or other relief with respect to any such Losses (including, without limitation, an action seeking to recover any portion of the purchase price previously paid to the Company's stockholders). The provisions of the preceding sentence shall not apply, or restrict Chiquita's rights and remedies against any Shareholder or Shareholders with respect to (a) any breach or inaccuracy of any Shareholder's respective representations, warranties, agreements (including the agreement to return such Shareholder's proportionate share of any amount due to Chiquita under Section 2.4(a)(ii)) or certifications set forth in (i) a Shareholder Agreement, (ii) a Shareholders Certification, (iii) a letter of transmittal for Certificates, or (iv) a Principal Shareholders Agreement executed and






   delivered by such Shareholder or (b) any intentional and fraudulent breach or inaccuracy of any of the representations and warranties made by the Companies in or pursuant to this Agreement. Notwithstanding anything to the contrary in this
   Article 9, Chiquita shall not have the right to recover Losses directly from the Shareholders pursuant to the immediately preceding sentence to the extent Chiquita has recovered such Losses from the Escrow Funds, and Chiquita shall not have the right to recover Losses from the Escrow funds to the extent Chiquita has recovered such Losses directly from the Shareholders pursuant to the immediately preceding sentence.

                  (b) If a claim or demand by a third party is made against an indemnified party, the indemnified party shall promptly notify the indemnifying party of such claim or demand, specifying the nature of such claim or demand and the amount or the estimated amount thereof to the extent then feasibly determinable (which estimate shall not be conclusive of the final amount of such claim and demand) (the "Claim Notice"). The indemnifying party shall have 15 business days from the personal delivery or mailing of the Claim Notice (the "Notice Period") to notify the indemnified party, (A) whether or not it disputes its liability to the indemnified party hereunder with respect to such claim or demand and (B) notwithstanding any such dispute, whether or not it desires, at its sole cost and expense, to defend the indemnified party against such claims or demand. If the indemnifying party fails to undertake the defense of any claim or demand, the indemnified party may undertake such matter at the expense of the indemnifying party.

                  (c)  If such claim, demand, action or
   proceeding is a third party claim, demand, action or proceeding, the indemnifying party will have the right at its expense to assume the defense thereof using counsel reasonably acceptable to the indemnified party. The indemnified party shall have the right to participate, at its own expense, with respect to any such third party claim, demand, action or proceeding. In connection with any such third party claim, demand, action or proceeding the parties shall cooperate with each other and provide each other with access to relevant books and records in their possession. No such third party claims, demand, action or proceeding shall be settled without the prior written consent of the indemnified party, which consent shall not be unreasonably withheld or delayed. It shall be deemed not unreasonable if an indemnified party is unwilling to consent to a settlement in the event that (i) such settlement includes any nonmonetary relief against the indemnified party or (ii) such settlement involves liability to the indemnified party in excess of liability for which the indemnified party is indemnified hereunder. Except in instances where a settlement restricts or negatively impacts






   the indemnified party or its business after such settlement or results in liability to such party as a result of such settlement in excess of liability for which the indemnified party is indemnified hereunder, if a firm written offer is made to settle any such third party claim, demand, action or proceeding and the indemnifying party proposes to accept such settlement, then: (i) the indemnifying party shall be excused from, and the indemnified party shall be solely responsible for, all further defense of such third party claim, demand, action or proceeding; (ii) the maximum liability of the indemnifying party relating to such third party claim, demand, action or proceeding shall be the amount of the proposed settlement if the amount thereafter recovered from the indemnified party on such third party claims, demand, action or proceeding is greater than the amount of the proposed settlement; and (iii) the indemnified party shall pay all attorneys' fees and legal costs and expenses incurred after rejection of such settlement by the indemnified party. Notwithstanding the foregoing, the provisions of Sections 12.1 and 12.2 shall control with respect to the defense of any Tax audit or proceeding.

                  (d) In the event an indemnified party should have a claim against the indemnifying party hereunder that does not involve a claim or demand being asserted against or sought to be collected from it by a third party, the indemnified party shall promptly send a Claim Notice with respect to such claim to the indemnifying party. If the indemnifying party does not notify the indemnified party within the Notice Period that it disputes such claim, the amount of such claim specified in a Claim Notice shall be conclusively deemed a liability of the indemnifying party hereunder.

                  (e) (i) Chiquita shall not have the right to assert any claim for reimbursement from the Escrow Funds pursuant to Section 9.1(a) or (d) of this Agreement in respect of any breach or inaccuracy of any of the representations set forth in this Agreement, unless and until the aggregate amount of Losses suffered by Chiquita and the Companies is equal to or exceeds $300,000, in which event Chiquita shall be entitled to reimbursement from the Escrow Funds for all such Losses. Solely for purposes of the indemnification sections of this Agreement, the qualifications of certain representations and warranties as to materiality shall be disregarded for purposes of determining the amount of Losses suffered by Chiquita and the Companies as a result of a breach.

                       (ii) Chiquita shall not have the right to assert any claim for reimbursement from the Escrow Funds pursuant to Section 9.1(a) or 9.1(d)(insofar as it relates to Section 9.1(a)) in respect of any breach or inaccuracy of any






   of the representations and warranties set forth in Section
   4.18 or any breach or inaccuracy of any of the other representations and warranties herein (including, without limitation, Section 4.13) which breach or inaccuracy relates to an environmental matter (collectively, "Environmental Losses") unless such Environmental Losses exceed $100,000, in which case Chiquita shall have the right to reimbursement only to the extent Environmental Losses exceed $100,000. Chiquita shall have no right to recover, in the aggregate, Environmental Losses in excess of $2,500,000.

                  (f) All representations and warranties of the parties contained in this Agreement or made pursuant to this Agreement, and the right of an indemnified party to receive indemnity provided for breach of representations and warranties pursuant to Section 9.1(a) of this Agreement, shall survive the Closing Date and the consummation of the transactions contemplated by this Agreement, shall not be affected by any examination made for or on behalf of Chiquita or by the knowledge of any of Chiquita's officers, directors, shareholders, employees or agents, and shall terminate and be of no further force and effect at 11:59 P.M. Central Time on the first anniversary of the Closing Date, except that (i) the representations and warranties of the Companies in Section
   4.18 and Chiquita's right to indemnification for a breach of such representations and warranties shall survive the Closing Date until 11:59 P.M. Central Time on the second anniversary of the Closing Date, and (ii) the representations and warranties of the Companies in Section 4.20 and Chiquita's right to indemnification for a breach of such representations and warranties shall survive the Closing Date in accordance with Section 12.1.

                  (g) The termination of the rights of an indem-nified party to receive indemnity as provided for in Section 9.3(f) of this Agreement shall not affect any Person's right to prosecute to conclusion any Claim properly made by that Person pursuant to this Article 9 prior to the time that the relevant right of indemnity terminates.

                  (h) Any claim or demand hereunder with respect to any environmental cleanup, remediation or removal activity involving a matter for which the indemnified party has sent a Claim Notice shall be limited to amounts reasonably related to attainment of federal or state cleanup requirements established pursuant to Environmental Laws. The indemnifying party shall have the right, at its own expense, to be consulted with regard to selection of any cleanup or removal remedy, provided that its comments, if any, shall not be unreasonably delayed.

                  (i)  The provisions of this Section 9.3 shall






   not apply to any claims Chiquita may have for reimbursement from the Escrow Funds for or in respect of Taxes, which shall be governed by the provisions of Article 12.

                  (j)  For purposes of the provisions of this
   Section 9.3, in the case of claims relating to the indemnity of Chiquita pursuant to Section 9.1, the "indemnifying party" shall mean Shareholders Representatives. Any notices required to be delivered by Chiquita to the Shareholders Representatives as the "indemnifying party" shall also be delivered by Chiquita to the Escrow Agent. The parties agree that such the identification of Shareholders Representatives as the "indemnifying party" is solely for purposes of the notice and other procedures regarding the indemnification of Chiquita.

                  (k) The parties acknowledge and agree that in exchange for a reduction of $800,000 in the Net Book Value of the Companies used for purposes of determining Total Merger Consideration, Chiquita has agreed to assume all liabilities and obligations relating to the matters described under
   Section 4.18 of the Disclosure Schedule and shall have no right of indemnification under this Article 9 or reimbursement from the Escrow Funds for any such matters.

                             ARTICLE 10

           OBLIGATIONS OF CHIQUITA AFTER THE CLOSING DATE

             10.1 Current Public Information. Chiquita shall file with the Commission all reports required to be filed therewith pursuant to the Securities Exchange Act of 1934, as amended, including without limitation, all quarterly and annual reports. Upon any request therefor by the Shareholders Representatives, Chiquita shall provide the Shareholders Representatives with copies thereof promptly after the filing thereof.

             10.2 Removal of Legend. The legend on the stock certificates representing the shares of Chiquita Common and Preferred Stock to be delivered to the Shareholders described in Section 2.3 of this Agreement may be removed (a) upon a sale of such shares pursuant to a registration effected as described in the Registration Rights Agreement, (b) for Persons who are not affiliates of Chiquita, as reasonably determined by Chiquita under the Act, on and after a date which is two years after the Closing Date, and (c) on and after a date which is one year after the Closing Date if and to the extent that such shares are sold in full compliance with Rule 144 under the Act and if the Shareholder delivers to Chiquita an opinion of Dorsey & Whitney LLP, or other counsel reasonably acceptable to Chiquita, to the effect that such






   shares may be sold by such Shareholder without registration under the Act pursuant to Rule 144 promulgated under the Act.

             10.3 Access to Books and Records. Chiquita agrees that the Shareholders Representatives may have reasonable access to, and the right to copy at their expense, the books and records of the Companies and the Partnership relating to the Companies and matters or events arising prior to the Closing Date relating to the Companies or the Partnership or the Shareholders. Such access shall be at the place where such books and records are regularly maintained by New Owatonna, shall be during normal business hours and shall not unreasonably interfere with the normal business operations of New Owatonna. Chiquita shall cause New Owatonna to maintain such books and records for at least three years after the Closing and thereafter to give the Shareholders Representatives at least 90 days notice of any intent to destroy or dispose of such books and records and provide the Shareholders Representatives an opportunity to take custody thereof during such 90 day period.

             10.4 Employee Benefits. Chiquita shall directly or indirectly cause each of the tax qualified defined benefit pension plans and the tax qualified defined contribution profit sharing plans maintained by any of the Companies for the benefit of their employees to continue in existence for a period of two years after Closing (or for the shorter maximum period that such plans can so operate and retain their tax qualified status) for the benefit of those employees participating in such plans at the time of the Closing for so long as they continue to be employed by the Companies during such period. During such period, participants shall continue to accrue benefits to such defined benefit plans and the employers shall continue to contribute to such defined contribution plans on a basis substantially consistent with past practice. Nothing in this Section 10.4 shall be deemed to confer upon any employee a right of continued employment or to restrict the right of the Companies to make amendments to such plans after the Closing that are not inconsistent with the provisions of this Section 10.4.

             10.5 Further Issuances of Chiquita Preferred Shares.
    Chiquita shall not issue or reissue any Chiquita Preferred
   Shares other than pursuant to the terms of this Agreement.


                             ARTICLE 11

                     INTERCOMPANY ARRANGEMENTS

        Any Tax allocation agreement or arrangement which, prior to the date of this Agreement, may have existed between any of






   (i) the Companies, (ii) the Partnership, (iii) any of the Shareholders, (iv) any Affiliates of the Companies, the Partnership or any of the Shareholders, or (v) any other person shall be terminated prior to the date of this Agreement, without further obligation or liability (including, but not limited to, any obligation or liability for Taxes) of any of the Companies or the Partnership or Chiquita.


                             ARTICLE 12

                            TAX MATTERS

             12.1 Chiquita's Right to Reimbursement. Solely by means of reimbursement from the Escrow Funds, Chiquita shall be indemnified and held harmless from and against all Taxes (including, without limitation, audits by any governmental authorities) (a) with respect to any periods ending on or prior to June 30, 1997 ( each a "Pre-Cutoff Period"), (b) with respect to any period beginning before June 30, 1997 and ending after June 30, 1997, but only with respect to the portion of such period up to and including June 30, 1997 (such portion, a "Pre-Cutoff Partial Period"), or (c) with respect to any period up to and including the Closing Date, of any entity, other than the Companies and the Partnership, which is or has been affiliated with the Companies or the Partnership, as a result of Treasury Regulation Section1.1502-6(a) or otherwise due to the affiliated relationship. Chiquita's right to reimbursement under this Section (whether arising before, on or after the Closing and whether paid with returns when due or as the result of audits or assessments) shall be after the application (only if required to be applied to the Tax being indemnified) of all applicable credits, net operating or capital loss deductions related to any of the Companies or the Partnership, which credits, net operating or capital loss deductions arose in the period ending on or prior to June 30, 1997 or in the Pre-Cutoff Partial Period and are available to reduce the Tax deficiency for which Chiquita has a right to reimbursement. In addition to the foregoing, Chiquita shall have the right to reimbursement from the Escrow Funds for any and all attorneys' fees and expenses incurred by Chiquita with respect to the matters covered by such indemnity and/or enforcement thereof. Notwithstanding any provision to the contrary to this Article 12, Chiquita shall have no right to reimbursement to the extent of any Tax provided for in the Closing Financial Statements.

        Chiquita's right to reimbursement from the Escrow Funds shall be Chiquita's sole and exclusive remedy with respect to any Taxes described in the foregoing paragraph. Chiquita agrees that it shall not, and hereby waives all rights to, institute or maintain any suit, proceeding or action against






   the Shareholders or Shareholders' Representatives or utilize or exercise any other legal or equitable remedy for the purpose of recovering damages or other relief with respect to any such Taxes (including, without limitation, an action seeking to recover any portion of the purchase price previously paid to the Shareholders). Chiquita shall have no right to reimbursement from the Escrow Funds with respect to Taxes unless it notifies the Shareholders Representatives and the Escrow Agent on or before the date of expiration of the applicable statute of limitations of a claim for reimbursement relating to actual liability for such Taxes.

             12.2 Chiquita Indemnity. Chiquita and the Companies will indemnify and hold harmless the Shareholders from and against (i) all Taxes with respect to periods beginning after June 30, 1997; (ii) all taxes with respect to any period beginning before June 30, 1997 and ending after June 30, 1997, but only with respect to Taxes attributable to the period after June 30, 1997; (iii) all Taxes attributable to and arising out of any transaction directed to occur by Chiquita after Closing even if such transaction occurs on the Closing Date; and,(iv) all Taxes for which adequate provision was made in the Closing Financial Statements.

             12.3 Allocation Between Partial Periods. For purposes of this Agreement, any Taxes for a period beginning before June 30, 1997 and ending after June 30, 1997 shall be apportioned between the Pre-Cutoff Partial Period and the period following June 30, 1997 (a "Post-Cutoff Partial Period"), based, in the case of real and personal property Taxes, on a per diem basis with respect to Taxes payable in the respective periods, and, in the case of other Taxes, on the actual activities, taxable income or taxable loss of the Companies and the Partnership during such Pre-Cutoff Partial Period and such Post-Cutoff Partial Period.

             12.4 Filing of Tax Returns. To the extent permitted by Law, the Shareholders shall include the Companies and the Partnership in the federal and state income tax returns of the Shareholders and the consolidated or unitary state income tax returns filed by the Shareholders or the Companies or the Partnership, consistent with past practices, for periods prior to and including the Closing Date and shall include the activity of the Companies and the Partnership up through and including the Closing Date in such returns. The returns shall be prepared by the Shareholders' Representatives and Hutton Nelson & McDonald LLP, on a basis consistent with past practices and shall not make or change any election applicable to any of the Shareholders or the Partnership without Chiquita's written consent (which shall not be unreasonably withheld or delayed). The Companies shall pay fees in the amount of $15,000 to Hutton Nelson & McDonald LLP on the






   Closing Date as full payment for the engagement of Hutton Nelson & McDonald LLP to prepare such returns. The Shareholders Representatives shall provide Chiquita with separate pro forma returns for the Companies and the Partnership not less than thirty (30) days prior to the filing date or the expiration of any permissible extension thereof and accommodate reasonable comments made by Chiquita within fifteen (15) days after the delivery of such proforma returns to the Shareholders. Chiquita shall sign and timely file such Tax returns with the appropriate taxing authorities. The Shareholders Representatives, with the assistance of the Shareholders, shall prepare books and working papers (including a closing of the books) which will clearly demonstrate the income and activities of each Company for the period ending on the Closing Date and any partial period ending on the Closing Date. Chiquita shall include the activity of the Companies for periods beginning after the Closing Date in the consolidated federal income tax return filed by Chiquita.

        As set forth in this Agreement in more detail below, the Shareholders Representatives shall prepare any and all final Tax Returns of the Companies and the Partnership for taxable periods which ended on or prior to the Closing Date (other than federal and state income tax returns) (hereinafter the "Final Pre-Closing Period Other Tax Returns"). The Shareholders Representatives shall prepare and file all such Final Pre-Closing Period Other Tax Returns on a basis consistent with the Tax returns of the Companies and the Partnership for all previous years.

        Notwithstanding the foregoing, with respect to the Final Pre-Closing Period Other Tax Returns, to the extent there are any new elections to be made by any of the Companies or the Partnership or tax return positions with respect to new issues to be taken by any of the Companies or the Partnership which have not been previously addressed in any of the Companies' or the Partnership's prior tax returns, the Shareholders Representatives shall give Chiquita notice of such event and Chiquita shall be entitled to instruct the Shareholders as to whether or not to make any such elections or take any such tax return position in the Final Pre-Closing Period Other Tax Returns that the Shareholders Representatives are preparing.

        The Shareholders Representatives shall deliver each Final Pre-Closing Period Other Tax Return to Chiquita no later than thirty (30) days prior to the due date of such return or any permissible extension thereof for Chiquita's review. Chiquita shall review, approve (which approval may not be unreasonably withheld), sign and timely file such Tax return with the appropriate taxing authority. Chiquita or the Companies shall be responsible for and shall make the payment of any remaining






   taxes due with the return, if any; provided, however, if Chiquita shall object to the return as prepared, Chiquita shall so notify the Shareholders Representatives in writing no later than fifteen (15) days after such return has been delivered to Chiquita as to the nature of such objection. If the parties are unable to resolve their differences regarding the preparation of the return, the Companies' accountants shall review the returns and any related workpapers and position papers of the parties and decide how the tax return should properly be filed, provided that the Companies' accountants shall take into account that such returns must be prepared on a basis consistent with prior tax returns subject to any elections by Chiquita pursuant to the immediately preceding paragraph. The determination of the Companies' accountants shall be binding on the parties. Notwithstanding anything in this Agreement to the contrary, if Chiquita or any of the Companies or the Partnership files any return which is inconsistent with the return as prepared by the Shareholders Representatives, as mutually agreed by the Shareholders Representatives and Chiquita, or as determined by the Companies' accountants, as the case may be, Chiquita shall no longer have any right to reimbursement pursuant to this Agreement with respect to any Taxes or other damages arising out of, or related to, the item or issues so altered on such tax return.

        Chiquita shall prepare and file all other Tax returns of the Companies and the Partnership which have not yet been filed prior to the Closing Date and shall be responsible for and make any remaining tax payments due with such returns, if any.

        Any expenses incurred by the parties in connection with the use of the Companies' accountants in connection with a resolution of a dispute under this Article shall be shared equally by Chiquita and the Shareholders. The portion of those expenses payable by the Shareholders shall be paid initially by Chiquita, subject to a right of Chiquita to reimbursement for such expenses thereafter: first from the Expenses Funds; second, in the event the Expenses Funds are exhausted, from the Initial Payment Funds; and third, in the event the Initial Payment Funds are exhausted, from the Shareholders in accordance with their respective Shareholder's Shares.

             12.5 Post-Closing Audits. (a) Notwithstanding anything in this Agreement to the contrary, Chiquita shall have the right to assume the defense of any tax audit, proposed adjustment or claim made by the IRS or other taxing authority which will or could affect the tax liabilities of the Companies or the Partnership ("Tax Claims"). If Chiquita receives a notice or written inquiry from the IRS or other






   taxing authority as to a Tax Claim, notice of such fact shall be promptly communicated to the Shareholders Representatives. Conversely, if one or more Shareholders receive a notice or written inquiry from the IRS or other taxing authority as to a Tax Claim, notice of such fact shall be promptly communicated to Chiquita.

                  (b)  Notwithstanding the provisions of
   subsection (a) of this Section, the Shareholders Representatives shall have the right, at their expense, to appoint such counsel and accountants deemed necessary by the Shareholders Representatives to consult with and remain advised by Chiquita in any contest of a Tax Claim and, to the extent requested by Chiquita and at the expense of the Shareholders Representatives, they shall cooperate with and assist Chiquita in the contest of any such Tax Claim. In connection therewith, Chiquita shall consider, in good faith, the written advice of such counsel and accountants together with the risk to which following such advice may result in an adverse judgment or decision. Notwithstanding the foregoing, Chiquita shall have the final authority to determine all matters in connection with the contest of any such Tax Claim; provided, however, that (i) Chiquita shall not settle any Tax Claim and thereafter seek reimbursement from the Escrow Funds unless the Shareholders Representatives shall have jointly consented to such settlement, which consent shall not be unreasonably withheld, and (ii) if (1) Chiquita determines not to accept a monetary settlement of any such Tax Claim following Chiquita receipt of written notice from the Shareholders' Representatives requiring Chiquita's acceptance of such a settlement for an amount (the "Tax Settlement Amount") acceptable to the Shareholders and the IRS or any other taxing authority, (2) such determination by Chiquita is not based, at least in part, on Chiquita's good faith decision that such a settlement may be prejudicial as a precedent to the general affairs, business, prospects, properties, financial position, results of operation or net worth of Chiquita or the Companies or the Partnership, and (3) a settlement or judgment in excess of the Tax Settlement Amount is thereafter rendered against Chiquita, the Company or any of the respective officers or directors, no claim for reimbursement from the Escrow Funds under Section 12.1 may thereafter be made with respect to such Tax Claim against the Shareholders in excess of the Tax Settlement Amount consented to by the Shareholders Representatives and Chiquita shall indemnify and hold the Shareholders Representatives harmless with respect to any such excess amount and any other costs associated therewith.

                  (c) After the Closing, Chiquita will not (nor will Chiquita cause any of the Companies or the Partnership
   to) file any amended Tax returns or claims for refunds for the






   Companies or the Partnership for any Tax periods ending on or before the Closing Date without the prior written consent of the Shareholders Representatives, which consent will not be unreasonably withheld; provided, however, that if the Shareholders Representatives consent to the filing of an amended return, and such amended return creates additional tax liability for the Shareholders, Chiquita shall seek reimbursement from the Escrow Funds only if in Chiquita's good faith judgment the failure to file such an amended return could cause a penalty under federal or state laws or regulations to be imposed on any of the Companies or the Partnership, and in all other cases, the Companies shall be responsible for such additional tax liability and will indemnify and hold the Shareholders harmless with respect thereto and any other costs associated therewith.

             12.6 Closing Date Tax Balance Sheets. No later than thirty (30) days after the Companies file their federal income tax return for the tax period ending on the Closing Date, the Shareholders shall deliver to Chiquita copies of the respective federal income tax balance sheets of each of the Companies and the Partnership as of the Closing Date setting forth (a) the tax bases of the Companies' and the Partnership's assets and liabilities which were used in the preparation of the Shareholders', the Companies' and the Partnership's federal and state income tax returns for the tax period ending on or including the Closing Date; (b) the deferred tax workpapers reflecting the conversion of the book balance sheets of the Companies and the Partnership as of such date to such tax balance sheets; and (c) such other schedules and information used in the preparation of the state, and federal income tax returns of the Companies and the Partnership for such period.

             12.7 Cooperation. The Shareholders Representatives, on the one hand, and Chiquita, the Companies and the Partnership, on the other hand, agree to furnish or cause to be furnished to each other upon request, as promptly as practicable, such information, records and assistance (including access to books and records) relating to any of the Companies and the Partnership as is reasonably necessary for the preparation of any return for Taxes, audit, examination or claim for refund, and the prosecution or defense of any claim, suit or proceeding relating to any proposed Tax adjustment.

        Such assistance shall include making employees available on a mutually convenient basis to provide additional information and explanation of any material to be provided hereunder and shall include furnishing to or permitting the copying by the requesting party of any records, returns, schedules, documents, workpapers or other relevant materials which might reasonably be expected to be of use in connection






   with such return, audit, examination or proceedings. The party requesting assistance hereunder shall reimburse the party whose assistance is requested for the reasonable out-of-pocket expenses incurred by it in providing such assistance, but shall not be required to reimburse the party providing such assistance with respect to time of employees made available pursuant to this Section.

             12.8 Refunds. Any Tax refunds received by Chiquita or the Companies after the Closing Date for which accruals were made on the Closing Balance Sheets shall be the property of Chiquita and the Companies. All other Tax refunds received by Chiquita or the Companies that relate to Tax periods or portions thereof ending on or before the Closing Date shall be deposited in the Escrow Funds, net of expenses incurred in securing said refunds.


                             ARTICLE 13

                     TERMINATION; MISCELLANEOUS

             13.1 Termination; Termination Fee.

                  (a) This Agreement may be terminated and the transactions contemplated by this Agreement may be abandoned at any time prior to the Closing whether before or after approval of the Merger by the Shareholders of the Companies, as follows: (a) by mutual written agreement of the Companies and Chiquita; (b) by either the Companies or Chiquita if the Closing has not occurred on or before October 15, 1997; provided, however, that if a condition contemplated by Section
   7.16 occurs and is continuing, none of the parties shall have the right to terminate this Agreement until the earlier of (x) November 15, 1997, or (y) the date which is seven days after such condition ceases to exist in the event that no amendment or supplement is made to the Private Placement Memorandum as a result of the circumstances giving rise to such condition and until the date which is 21 days after such condition ceases to exist and the parties have finalized such amendment or supplement in the event that such an amendment or supplement is made.

                  (b) If: (i) all of the conditions precedent to the Companies' obligations set forth in Article VIII are satisfied except the condition set forth in Section 8.12 and/or the condition set forth in Section 8.16, (ii) Chiquita is willing to waive in writing the conditions set forth in
   Section 7.14 and 7.15(i), and (iii) this Agreement terminates because the Companies do not waive the conditions set forth in
   Section 8.12 and/or Section 8.16, as the case may be, then:







             (A) if a Change of Control (as defined below) occurs within one year after the termination of this Agreement, the Companies will immediately after such Change of Control pay to Chiquita an aggregate amount of $3,000,000 in immediately available funds, or

             (B) if a Change of Control occurs more than one year, but less than two years, after the termination of this Agreement, the Companies will immediately after such Change of Control pay to Chiquita an aggregate amount of $1,000,000 in immediately available funds.

   Any payments required by this Section 13.1(b) will be the joint and several obligation of the Companies.

             For the purposes of this Section 13.1(b), "Change of Control" means any transaction or series of transactions resulting in: (1) the acquisition by any person (other than a Shareholder or one of the Companies), or any affiliated group of persons (other than one or more Shareholders or Companies), of the beneficial ownership of more than 50% of the voting Stock of one or more of the Companies or more than 50% of the voting and non-voting Stock of one or more of the Companies,
   (2) any merger of one or more of the Companies with or into, or any consolidation of one of more of the Companies with, another corporation or other entity (other than a merger or consolidation in which at least 80% of the equity of the resulting corporation or entity is owned by the Shareholders of the merging or consolidating Company or Companies), or (3) the sale by one or more of the Companies of all or substantially all of its or their assets (other than sales of assets between or among the Companies).

             13.2 Rights on Termination; Waiver.  If this
   Agreement is terminated pursuant to Section 13.1 of this Agreement, all further obligations of the parties under or pursuant to this Agreement shall terminate without further liability of any party to the others, provided that: (a) the obligations of the parties under the Confidentiality Agreement, the Temporary Access Agreement and Section 13.4 of this Agreement shall survive any such termination; and (b) notwithstanding any other provision in this Agreement to the contrary, each party to this Agreement shall retain any and all remedies which it may have for breach of contract provided by Law based on another party's failure to comply with the terms of this Agreement. If any of the conditions set forth in Article 7 of this Agreement have not been satisfied, Chiquita may nevertheless elect to proceed with the consumma-tion of the transactions contemplated by this Agreement and if any of the conditions set forth in Article 8 of this Agreement have not been satisfied, the Companies may nevertheless elect to proceed with the consummation of the transactions






   contemplated by this Agreement. Any such election to proceed shall be evidenced by a certificate signed by the waiving party which shall include an express waiver of such condition.

             13.3 Entire Agreement; Amendment. This Agreement and the documents referred to in this Agreement and required to be delivered pursuant to this Agreement constitute the entire agreement among the parties pertaining to the subject matter of this Agreement, and supersede the Letter of Intent and all prior and contemporaneous agreements, understandings, negotiations and discussions of the parties, whether oral or written, and there are no warranties, representations or other agreements between the parties in connection with the subject matter of this Agreement, except as specifically set forth in this Agreement. No amendment, supplement, modification, waiver or termination of this Agreement shall be binding unless executed in writing by the party to be bound thereby. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision of this Agreement, whether or not similar, nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

             13.4 Expenses. Whether or not the transactions contemplated by this Agreement are consummated, Chiquita, the Companies and the Shareholders shall pay the costs, fees and expenses of their respective counsel, accountants, brokers, consultants, investment bankers and other experts incident to the negotiation and preparation of this Agreement and consummation of the transactions contemplated by this Agreement.

        Notwithstanding the foregoing, Chiquita shall be responsible for expenses incurred as a result of, filing fees related to compliance with the Hart-Scott-Rodino Act (15 U.S.C. Section 18A) and the regulations promulgated thereunder, the expenses of obtaining the Surveys, the Title Commitment and the Title Policy, the fees of Hutton Nelson & McDonald LLP in connection with preparing the Closing Financial Statements, actuarial fees not to exceed $8,000 for reviews of the Employee Benefit Plans required in order for Hutton Nelson and McDonald LLP to render its opinion with respect to the Closing Financial Statements, and the fees of the Escrow Agent. Except for the fees and expenses described in the immediately preceding sentence, all other fees, expenses or transaction costs incurred by or for the benefit of the Companies on or before the Closing Date, including the attorneys fees of Dorsey & Whitney LLP and the accountants fees of Hutton Nelson and McDonald LLP for representation on or before the Closing Date, shall be recorded in the Closing Financial Statements. Any such fees, expenses and transaction costs incurred by or for the benefit of any of the Companies






   on or before the Closing Date and not recorded in the Closing
   Financial Statements shall be considered expenses of the Shareholders and shall be paid out of the Expenses Funds.

             13.5 Indemnification. Chiquita agrees to cause New Owatonna to agree, effective as of the Closing Date, to indemnify each and every person who is at the date hereof a director or officer of OCC against any and all liabilities arising out of such person's service in such capacity or capacities prior to the Closing Date to the extent set forth in Subdivision 2 and Subdivision 3 of Section 521 of the Minnesota Business Corporation Act, regardless of whether
   Section 521 of the Minnesota Business Corporation Act is by its terms applicable to such director or officer after the Closing Date.

             13.6 Governing Law. This Agreement shall be construed and interpreted according to the Laws of the State of Ohio.

             13.7 Assignment.  (a) Prior to the Closing, this
   Agreement may not be assigned by the Companies, except with the prior written consent of Chiquita.

                  (b) Prior to the Closing, this Agreement may not be assigned by Chiquita, except:

                       (i)  with the prior written consent of the
   Companies; or

                       (ii)  if the assignee is a wholly-owned
   Subsidiary of Chiquita and Chiquita remains fully liable to the Companies and the Shareholders under this Agreement and Chiquita delivers a copy of the assignment to the Shareholders Representatives.

             13.7 Notices. All communications or notices required or permitted by this Agreement shall be in writing and shall be deemed to have been given at the earlier of the date when actually delivered to an officer of a party by personal delivery or telephonic facsimile transmission or when deposited in the United States mail, certified or registered mail, postage prepaid, return receipt requested, and addressed as follows, unless and until any of such parties notifies the others in accordance with this Section of a change of address:

   If to the Companies:     Owatonna Canning Company
                            900 North Cedar Avenue
                            Owatonna, MN  55060

                            Attention:  Chadwick S. Lange







                            Fax No. 507-451-5607

                            with a copy to:

                            Phillip H. Martin, Esq.
                            Dorsey & Whitney LLP
                            220 South Sixth Street
                            Minneapolis, MN  55402-1498
                            Fax No. 612-340-8827

   If to Chiquita:          Chiquita Brands International, Inc.
                            250 East Fifth Street
                            Cincinnati, OH  45202

                            Attention:  Steven G. Warshaw
                            President and Chief Operating Officer

                            Fax No. 513-784-8856

                            with a copy to:

                            Chiquita Brands International, Inc.
                            250 East Fifth Street
                            Cincinnati, OH  45202

                            Attention:  Robert W. Olson, Esq.
                            Senior Vice President, General
                            Counsel and Secretary

                            Fax No. 513-784-6691


   If to the Shareholders
   Representatives:         (at the address set forth below his
                            or her name on this List of
                            Shareholders attached to this
                            Agreement as Schedule 1)

             13.8 Counterparts; Headings. This Agreement may be executed in several counterparts, each of which shall be deemed an original, but such counterparts shall together constitute but one and the same Agreement. The Table of Contents and Article and Section headings in this Agreement are inserted for convenience of reference only and shall not constitute a part hereof.

             13.9 Interpretation. Unless the context requires otherwise, all words used in this Agreement in the singular number shall extend to and include the plural, all words in the plural number shall extend to and include the singular, and all words in any gender shall extend to and include all genders. The phrase "relevant date of reference" shall refer






   to either the date of this Agreement or the Closing Date, as the case may be, or any other date as of which an inquiry regarding the subject matter of the relevant provision of this Agreement is made.

             13.10 Severability. If any provision, clause, or part of this Agreement, or the application thereof under certain circumstances, is held invalid, the remainder of this Agreement, or the application of such provision, clause or part under other circumstances, shall not be affected thereby unless such invalidity materially impairs the ability of the parties to consummate the transactions contemplated by this Agreement.

             13.11 Specific Performance. The parties agree that the assets and business of the Companies and the Partnership as a going concern constitute unique property. There is no adequate remedy at Law for the damage which any party might sustain for failure of the other parties to consummate the transactions contemplated by this Agreement, and accordingly, each party shall be entitled, at its option, to the remedy of specific performance to enforce the consummation of the transactions described in this Agreement.

             13.12 No Reliance. Except for the parties to this Agreement and any assignees permitted by Section 13.7 of this
   Agreement: (a) no Person is entitled to rely on any of the representations, warranties and agreements of the parties contained in this Agreement; and (b) the parties assume no liability to any Person because of any reliance on the repre-sentations, warranties and agreements of the parties contained in this Agreement.




























             13.13 Further Assurances. The parties agree (a) to furnish upon request to each other such further information,
   (b) to execute and deliver to each other such other documents, and (c) to do such other acts and things, all as the other parties may reasonably request for the purpose of carrying out the intent of this Agreement and the documents referred to in this Agreement.


        IN WITNESS WHEREOF, the parties have caused this Agreement and Plan of Merger to be duly executed as of the day and year first above written.


                            CHIQUITA BRANDS INTERNATIONAL, INC.


                            By /s/ Robert W. Olson
                              Robert W. Olson
                                Senior Vice President, General
                                Counsel and Secretary


                            Attest:


                            /s/ Donna K. Leonard
                              Donna K. Leonard,
                              Assistant Secretary


                            OWATONNA CANNING COMPANY


                            By /s/ Chadwick S. Lange
                              Chadwick S. Lange
                              President


                            OLIVIA CANNING COMPANY

                            By  /s/ Chadwick S. Lange
                              Chadwick S. Lange
                              President

                            MIDWEST FOODS, INC.

                            By  /s/ Stephens J. Lange
                              Stephens J. Lange
                              President







                            GOODHUE CANNING COMPANY


                            By  /s/ Stephens J. Lange
                              Stephens J. Lange
                              President


                              /s/ Chadwick S. Lange
                              Chadwick S. Lange*


                              /s/ Karen E. Lange
                              Karen E. Lange*


                              /s/ Richard Jackson
                              Richard Jackson*

                              /s/ Ann Jackson
                              Ann Jackson*

   *Solely in their capacities as Shareholder Representatives.
